UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SPIRIT REALTY CAPITAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Spirit Realty Capital, Inc.

Notice of
2018 Annual Meeting of Stockholders
and
Proxy Statement

2727 North Harwood Street, Suite 300 Dallas, TX 75201
April 25, 2018

Dear Stockholder:
You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Spirit Realty Capital, Inc. (“Spirit”), which will be held at 10:00 am local time (Central) on Wednesday, June 27, 2018 at our principal executive offices located at 2727 N. Harwood Street, Suite 300, Dallas, Texas 75201. You may attend the meeting in person or by proxy.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters expected to be acted upon at the Annual Meeting. We urge you to review these materials carefully.
We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering costs and reducing the environmental impact of our Annual Meeting. On or about April 27, 2018 we began mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report, how to vote over the Internet and how to request and return a proxy card by mail. For information on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card to ensure that your shares will be represented and voted at the Annual Meeting even if you cannot attend.
Your vote is very important to us. Please vote your shares by proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, please follow the instructions provided to you and vote your shares today. Voting now will not prevent you from voting your shares in person if you are able to attend. You may vote by telephone, over the Internet or by mail by signing, dating and returning the proxy card in the envelope provided.
On behalf of the Board of Directors and employees of Spirit, we appreciate your continued support.

Sincerely,
Richard I. Gilchrist
Chairman of the Board of Directors

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

2727 North Harwood Street, Suite 300 – Dallas, TX 75201
This summary highlights selected information that is provided in more detail throughout the Proxy Statement. Please read the entire Proxy Statement before casting your vote.
WHEN:
Wednesday, June 27, 2018
10:00 am local (Central)
WHERE:
2727 N. Harwood Street, Suite 300
Dallas, Texas 75201
ITEMS OF BUSINESS:

1.
The election of seven directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in the accompanying Proxy Statement; and

4.	Such other business as may properly come before the Stockholders at the Annual Meeting or any postponements or adjournments thereof.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.
HOW TO VOTE:
You may vote at the Annual Meeting, and any postponements or adjournments thereof, if you were a holder of record of Spirit common stock at the close of business on April 20, 2018 (the "Record Date"). For ten days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our principal executive office located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201. Please vote your shares promptly by telephone, Internet or by mail by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the Annual Meeting. Further, any proxy may be revoked at any time prior to the Annual Meeting. If your shares are held by a broker, bank or other nominee, please follow their instructions to have your shares voted.
By Order of our Board of Directors,

Jay Young
Executive Vice President, General Counsel and Secretary

2727 North Harwood Street, Suite 300 – Dallas, TX 75201

PROXY STATEMENT
April 25, 2018

2018 ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spirit Realty Capital, Inc., a Maryland corporation (“Spirit,” “we”, “us” or the “Company”), of proxies to be exercised at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 am local (Central) time on Wednesday, June 27, 2018, at our principal executive offices located at 2727 N. Harwood Street, Suite 300 Dallas, Texas 75201, and at any postponement(s) or adjournment(s) thereof. For the purposes discussed in this Proxy Statement and in the accompanying Notice of 2018 Annual Meeting of Stockholders (the “Proposals”), proxies are solicited to give all stockholders of record at the close of business on April 20, 2018, an opportunity to vote on matters properly presented at the Annual Meeting.
NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON June 27, 2018:
This Proxy Statement, our 2017 Annual Report on Form 10-K and our 2017 Annual Report to Stockholders are available at www.proxydocs.com/SRC.
_____________________

HOUSEHOLDING
To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we use a method of delivery referred to as “householding.” Householding permits us to mail a single set of proxy materials (other than proxy cards, which will remain separate) to Spirit stockholders who share the same address and last name, unless we have received contrary instructions from one or more of such stockholders. We will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any stockholder at the same address. If you wish to receive a separate copy of the proxy materials (or future proxy materials), then you may call (866) 648-8133 or email paper@investorelections.com. Stockholders sharing an address who now receive multiple copies of our proxy materials may request delivery of a single copy by contacting us as indicated above.
The Company’s principal executive office is located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, our telephone number is (972) 476-1900 and our website is www.spiritrealty.com*.
* Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this Proxy Statement.

THE ANNUAL MEETING AND VOTING
QUORUM
The holders of a majority of our common shares outstanding as of the close of business on April 20, 2018 must be present in person or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Stockholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.
WHO CAN VOTE
Holders of our common stock at the close of business on April 20, 2018 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 432,639,569 common shares outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the Stockholders at the Annual Meeting.
A list of all Spirit stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201.
HOW TO VOTE
You may vote your shares in one of several ways, depending on how you own your shares.
Stockholders of Record
If you own shares registered in your name (a “stockholder of record”), you may:

Vote your shares by proxy by calling (866) 256-1217, 24-hours a day, seven days a week until 5:00 p.m. Eastern time on June 26, 2018. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

Vote your shares by proxy via the website www.proxypush.com/SRC, 24-hours a day, seven days a week until 5:00 p.m. Eastern time on June 26, 2018. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

Vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR

Vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk or completing a ballot that will be distributed at the Annual Meeting.

Beneficial Owners
If you own shares registered in the name of a broker or other custodian (a “beneficial owner”), follow the instructions provided by your broker or custodian on how to vote your shares. If you want to vote your shares in person at the Annual Meeting, contact your broker or custodian to obtain a legal proxy or broker’s proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote. If you do not instruct your broker or custodian how to vote, such broker or custodian will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2018 (Proposal 2). However, your broker or custodian will not have discretionary authority to vote on the election of directors (Proposal 1), or the advisory vote to approve our executive compensation (Proposal 3) without instructions from you. As a result, if you do not provide instructions to your broker or custodian, your shares will not be voted on Proposal 1 or Proposal 3.

Votes by Proxy
All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations:
✓    FOR the election of all director-nominees named in this Proxy Statement (Proposal 1);

✓	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018 (Proposal 2);
✓    FOR the approval, on an advisory basis, of our executive compensation (Proposal 3); and
✓    In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.
HOW TO REVOKE YOUR VOTE
If you are a stockholder of record, you can revoke your prior vote by proxy if you:

•	Execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

•	Vote by telephone or over the Internet no later than 5:00 p.m. Eastern time on June 26, 2018;

•
Deliver a written notice of revocation to our Investor Relations Department, Attention: Investor Relations at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, before your proxy is voted at the Annual Meeting; or

•	Attend the Annual Meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).
If you are a beneficial owner, follow the instructions provided by your broker or custodian to revoke your vote by proxy, if applicable.
EXPENSES AND SOLICITATION
Spirit will bear the expense of soliciting proxies by the Board of Directors. Proxies may be solicited on behalf of the company in person, or by telephone, e-mail or fax, by directors, officers or employees of Spirit, who will receive no additional compensation for soliciting proxies. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $20,000 in total. We will also reimburse brokers and other nominees for their expenses incurred in distributing proxy materials to beneficial owners of our shares.

ATTENDING THE ANNUAL MEETING
You are entitled to attend the Annual Meeting only if you were a Spirit stockholder as of the close of business on April 20, 2018 or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock on April 20, 2018, the record date for the Annual Meeting. Proof of ownership can be accomplished through the following:

•	A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on April 20, 2018;

•	A printout of the proxy distribution email (if you receive your materials electronically);

•	A proxy card;

•	A voting instruction form; or

•	A legal proxy provided by your broker or custodian.
For the safety and security of our stockholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.

FORWARD-LOOKING STATEMENTS

This Proxy statement contains forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our business and growth strategies, investment, financing and leasing activities and trends in our business. When used in this Proxy statement, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

The following risks and uncertainties, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	industry and economic conditions;

•	volatility and uncertainty in the financial markets, including potential fluctuations in the consumer price index;

•	our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments;

•	our ability to diversify our tenant base and reduce the concentration of our significant tenant;

•	the nature and extent of future competition;

•	increases in our costs of borrowing as a result of changes in interest rates and other factors;

•	our ability to access debt and equity capital markets;

•	our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

•
our ability and willingness to renew our leases upon expiration and to reposition our properties on the same or better terms upon expiration in the event such properties are not renewed by tenants or we exercise our rights to replace existing tenants upon default;

•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect us or our major tenants;

•
other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters.

All forward-looking statements are based on information that was available, and speak only, as of the date on which they were made. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

PERFORMANCE OVERVIEW
2017 PERFORMANCE
The following overview has been prepared to assist you in reviewing our 2017 performance and the matters to be considered at the Annual Meeting. For additional information, please review our Annual Report on Form 10-K for the year ended December 31, 2017 and other information contained in this Proxy Statement.
Total Shareholder Return (“TSR”): In response to challenges faced by the Company in 2016 and the beginning of 2017, and in order to continue our focus on improving Spirit's operating capabilities, our Board promptly appointed Jackson Hsieh as our new CEO on May 8, 2017. From Mr. Hsieh's appointment as CEO, to December 31, 2017, our TSR increased by approximately 22%. However, Spirit’s TSR in 2017, which factors stock price changes and the reinvestment of dividends, was -14.1%. During the first quarter of 2017, Spirit experienced increased credit losses and withdrew its prior net acquisition target, resulting in lowered 2017 Adjusted Funds From Operations ("AFFO") per share. From our initial public offering ("IPO") in September 2012 to December 31, 2017, our annualized TSR was 56.1%. During 2017, our stockholders received dividends of $332.4 million, or $0.72 per share of common stock.
The following graph shows our cumulative stock performance for the period beginning with the initial listing of our common stock on the NYSE on September 20, 2012 and ending on December 31, 2017, with stock prices retroactively adjusted for the 1.9048 exchange ratio established in connection with our merger with and into Cole Credit Property Trust II, Inc. (the “Cole II Merger”) that was completed on July 17, 2013. The graph assumes a $100 investment in each of the indices on September

20, 2012 and the reinvestment of all dividends. The graph also shows the cumulative total returns of the S&P Index and industry peer groups. Our stock price performance shown in the following graph is not indicative of future stock price performance.
Strategic Financial Activities to Strengthen Our Balance Sheet: During 2017, Spirit successfully executed its capital plan, significantly strengthening its balance sheet. Some of Spirit's achievements include the following:

•
In August 2017, Spirit announced plans to leverage and spin-off a separate publicly traded REIT. As part of this proposed spin-off transaction, Spirit re-issued notes in December 2017 out of the Master Trust 2014 (the net-lease mortgage securitization trust established in 2005 and amended and restated in 2014 under the Spirit Master Funding Program), issuing $674.4 million in aggregate principal amount of net-lease mortgage notes, comprised of $542.4 million of 4.36% amortizing notes and $132.0 million of 6.35% interest-only notes, both expected to be repaid in December 2022. On January 23, 2018 the $132.0 million portion of notes were repriced and the interest rate was reduced from 6.35% to 5.49%.

•
In October 2017, Spirit diversified its funding sources by completing a public offering of 6,900,000 shares of 6.000% Series A Cumulative Redeemable Preferred Stock for aggregate net proceeds of $166.2 million after deducting underwriter discounts and offering costs.

•	Spirit extinguished $238.5 million of mortgage debt that had a weighted average interest rate of 5.5%.

•	Spirit repurchased 35.8 million shares of outstanding common stock, at a weighted average purchase price of $7.88 per share.

Well-disciplined and Calculated Allocator of Capital: In 2017, Spirit demonstrated its ability to allocate capital and accretively acquire and underwrite quality real estate and tenants with exposure that is aligned with our investment policy and rankings.

•
Spirit was a net disposer of assets, which resulted in a decrease of our total revenues ($669 million versus $686 million in 2016), AFFO ($398.1 million, or $0.85 per diluted share, versus $413.0 million, or $0.88 per diluted share, in 2016), and reported Adjusted Debt to Annualized Adjusted EBITDA ratio (6.3x versus 6.2x in 2016).

•
During 2017, we acquired 39 properties, representing an aggregate gross investment of $323 million (which includes $42.6 million in revenue producing follow-on investments in existing properties) at an initial weighted average yield of 7.66%, and sold 192 properties for $551.2 million of gross sales proceeds ($154 million of which was for vacant properties) at a weighted average capitalization rate of 7.11%, equaling a net disposition activity of $228.2 million.

Improved Real Estate Portfolio through Prudent Growth: Our portfolio has strengthened over the last year as a result of reduced vacancies and the targeting of industries that are consistent with our strategic plan.

•
During 2017, we acquired 39 properties in 25 separate transactions, with more than 52% of these acquisitions executed through direct sale-leaseback transactions. These high-quality investments position us for consistent AFFO growth in the future and further strengthen the diversity and quality of our overall real estate portfolio.

•
We sold 12 properties leased to Specialty Retail Shops Holding Corp. and certain of its affiliates (collectively "Shopko") for total gross proceeds of $71.4 million, reducing our largest tenant concentration to 7.7% of our Contractual Rent.

•
We continued to harvest value from a 20 property grocery store portfolio formerly leased to certain affiliates of Haggen Holdings, LLC by selling five properties for $58 million, representing a 6.1% weighted average capitalization rate on income producing properties.

•	Spirit significantly increased occupancy throughout 2017 reducing 46 vacant properties to 19 (99.2% occupied as of December 31, 2017).

•
Spirit refined its acquisition strategy with a higher focus on technological disruption and competitive positioning along with a property ranking system to quantify real estate rankings across the portfolio.

•	Spirit renewed 41 out of 47 leases that expired or were due to expire, recapturing 100.1% of the expiring rent with $1.2 million in additional expenditures.
At the end of 2017, our portfolio was comprised of 2,392 owned properties in 49 states representing 419 high-quality tenants that operate in 30 diverse industries. Other than Shopko, no single tenant represented more than 5% of our Contractual Rent as of December 31, 2017. Our top five and 10 tenant concentrations compare very favorably to our net-lease peers, and our portfolio remained essentially fully occupied at 99.2% under long-term leases that had a weighted average lease term of approximately 10 years.

Transformation of Spirit:
The following table highlights improvement of our portfolio with less tenant concentration and stronger balance sheet metrics.

PORTFOLIO	IPO SEP-12	FY 2013	FY 2014	FY 2015	FY 2016	FY 2017
Number of Properties	1,190	2,186	2,509	2,629	2,615	2,392
Weighted Average Lease Term	11.2 yrs	10.1 yrs	10.8 yrs	10.7 yrs	10.7 yrs	10.0 yrs
Occupied SQF (mm)	32.2	54.3	55.0	52.4	50.9	46.5
Contractual Rent / Occupied SF	$8.66	$9.70	$10.89	$12.22	$12.70	$12.95
Top 10 Concentration	51.7%	36.0%	32.7%	26.5%	25.8%	24.9%
Top 5 Concentration	43.8%	27.6%	25.1%	19.4%	17.5%	16.7%
Top Tenant Concentration	29.9%	14.8%	14.0%	9.1%	8.2%	7.7%
Secured Debt / Gross Assets	51.8%	48.0%	41.6%	35.2%	25.1%	30.9%
Adj. Debt / Annualized Adj. EBITDA	7.3 x	7.3 x	7.6 x	6.9 x	6.2 x	6.3 x
Unencumbered Assets/Gross Assets	2.0%	8.0%	23.1%	36.1%	56.3%	55.8%
Rating (Moody's/S&P/Fitch)	Caa1/B/NA	NA/BB-/NA	NA/BB-/NA	NA/BB+/NA	Baa3 / BBB-/BBB-	Baa3/BBB-/BBB-

PROPOSALS REQUIRING YOUR VOTE
PROPOSAL 1
ELECTION OF DIRECTORS
The following table provides a summary about our seven director-nominees, each of whom currently serves on our Board. Directors are elected annually by a majority of votes cast in uncontested elections. The Board recommends that you vote “FOR” each of the named director-nominees.

Name	Age	Served Since	Independence	Current Committees
Jackson Hsieh	57	2017	Employed by Spirit Realty Capital, Inc.
Kevin M. Charlton	52	2009	Independent	Compensation (Chairperson);
Todd A. Dunn	54	2012	Independent	Audit; Nominating & Corporate Governance
Richard I. Gilchrist	72	2012	Independent	Compensation; Lead Independent Director; Chairman of the Board
Sheli Z. Rosenberg	76	2013	Independent	Compensation; Nominating & Corporate Governance
Thomas D. Senkbeil	68	2013	Independent	Audit
Nicholas P. Shepherd	59	2012	Independent	Nominating & Corporate Governance (Chairperson)

Following the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated each individual presently serving as a director for election at the Annual Meeting, except for Diane M. Morefield who will not stand for re-election due to time constraints related to her current employment as Executive Vice President and Chief Financial Officer of CyrusOne, Inc. Following the Annual Meeting, we will decrease the number of members of our Board from eight to seven directors, however, the Board has commenced a formal search for an individual to serve as a new member of the Board and as Chairperson of the Audit Committee. In the interim, following the Annual Meeting, Nicholas P. Shepherd will be appointed to serve as an interim member of the Audit Committee and Todd A. Dunn will be appointed to serve as interim Chairperson of the Audit Committee. Pursuant to our Bylaws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director-nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director-nominee and, therefore, will have no effect.
If an incumbent director does not receive a majority of the votes cast, that director must promptly tender his or her resignation as a director. The Nominating and Corporate Governance Committee will promptly consider any such resignation and will make a recommendation to the full Board as to whether to accept or reject the resignation or take other action. A director whose resignation is being considered may not participate in the deliberations or vote concerning the resignation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation. Within 90 days after the date on which certification of the stockholder vote on the election of directors is made, the Board of Directors will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation in a press release, a periodic or current report filed with the Securities and Exchange Commission or by other public announcement.

Below is certain biographical and other information concerning the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the date of the Annual Meeting. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that such nominee should serve as a director. In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.

We do not have a staggered Board. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualifies, or until his or her earlier death, resignation or removal. Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.
Nominees for Board of Directors: Spirit is committed to solid corporate governance practices, which we believe serve the long-term interests of our stockholders by promoting effective risk oversight, management accountability and helping us compete more effectively. Our current Board has nominated the following seven persons, all of whom are current directors of the Company, for re-election at the Annual Meeting to serve for a one-year term ending at the annual meeting in 2019 and until their respective successors have been duly elected and qualify.

Jackson Hsieh	Age: 57 Director since 2017

Business Experience: Mr. Hsieh previously worked for Morgan Stanley (NYSE:MS), where he served as Managing Director and a Vice Chairman of Investment Banking, primarily focusing on the firm's real estate clients. Prior to this, Mr. Hsieh was Vice Chairman and Sole/Co-Global Head of UBS's Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions.
Skills and Qualifications: Mr. Hsieh was nominated by our Board to serve as a director based on his experience as a successful operating executive and his expertise in the real estate investment industry and knowledge of public real estate investment trusts.
Current Public Company Directorships: Mr. Hsieh currently serves on the board of directors and the audit, compensation and acquisitions committees of the board of directors of HERSHA Hospitality Trust. Mr. Hsieh also serves on the Advisory Board of Governors for NAREIT.
Other Directorships: Mr. Hsieh serves as Treasurer of the board of directors for his condominium.
Education: Mr. Hsieh received a bachelor's in Architecture from the University of California at Berkeley and a master's degree in Architecture from Harvard University.

Kevin M. Charlton	Age: 52 Director since 2009 Compensation Committee

Business Experience: Mr. Charlton is the Co-Chairman of NewHold Enterpises, a holding company that focuses on lower-middle market industrial and business service companies across the U.S. He is primarily responsible for capital formation and investment sourcing activities as well as portfolio company management. Mr. Charlton is currently the President and Chief Operating Officer, and a member of the Board of Directors of Hennessy Capital Acquisition Corporation III, a blank check company ("HCAC III) and successor to HCAC and HCAC II described below. From August 2009 to June 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., leading a team that oversaw its existing portfolio of North American investments. From August 2002 to June 2009, Mr. Charlton worked as a Managing Director at Investcorp International. Prior to August 2002, he worked for JPMorgan Chase, McKinsey & Company, and as a contractor in the Astrophysics Division at NASA Headquarters in Washington, DC.
Skills and Qualifications: Mr. Charlton was nominated by our Board to serve as a director based on his extensive experience and knowledge of finance and capital markets, his experience with growth companies, mergers and acquisitions, and his experience as a member of boards of directors.
Current Public Company Directorships: Mr. Charlton is currently a member of the board of directors for Daseke, Inc., a national provider of open deck, heavy haul transportation services. Daseke merged with Hennessy Capital Acquisition Corporation II, described below, in February 2017. Mr. Charlton is also the Chairman of the compensation committee at Daseke and serves on the board of directors for Hennessy Capital Acquisition Corporation III.
Other Directorships: Mr. Charlton serves on the board of directors of Dancing Deer Baking Co. and Hennessy Capital Acquisition Corporation III. Mr. Charlton was also the President & Chief Operating Officer, and a member of the board of directors, of Hennessy Capital Acquisition Corp. (“HCAC”) and Hennessy Capital Acquisition Corporation II ("HCACII"), two publicly traded blank check companies founded by Daniel J. Hennessy. In February 2015, HCAC successfully completed the acquisition of the Blue Bird Bus Company, which trades on NASDAQ under BLBD, at which point he resigned from his positions. In February 2017, HCACII successfully completed a merger with Daseke, Inc., described above, which trades on NASDAQ under DSKE. Mr. Charlton has resigned his positions with HCACII but remains on the Board of DSKE. In addition, he has served on the boards of directors of more than 20 private companies in a variety of roles.
Education: Mr. Charlton graduated from the Kellogg School of Management at Northwestern University and has graduate and undergraduate degrees in Aerospace Engineering from the University of Michigan and Princeton University.

Todd A. Dunn	Age: 54 Director since 2012 Audit Committee Nominating & Corporate Governance Committee

Business Experience: Mr. Dunn has served as an Executive Advisor to Aurora Capital Group since 2012. Previously, he served as Chief Executive Officer and as a member of the board of directors of United Plastics Group, a manufacturer of injection-molded plastic components to the medical, automotive, industrial and consumer sectors, from 2010 until it was sold to MedPlast, a portfolio company of Baird Capital Partners, in April 2012. From 2003 to 2009, Mr. Dunn worked for FleetPride, Inc., an independent distributor of heavy duty truck and trailer parts, serving as President and Chief Executive Officer as well as a member of the board of directors from 2005 to 2009; Senior Vice President, Chief Administrative Officer and Chief Financial Officer from 2004 to 2005 and Vice President and Chief Financial Officer from 2003 to 2004. From 1999 to 2003, Mr. Dunn served as Senior Vice President and Chief Financial Officer of Tartan Textiles, Inc. and, from 1998 to 1999, served as Vice President and Chief Financial Officer of Quality Distribution Service Partners. From 1989 to 1998, Mr. Dunn worked for SLM Power Group, Inc. serving as Business Manager and as Vice President and Chief Financial Officer. From 1985 to 1989, Mr. Dunn worked for First City BanCorporation of Texas/First City Bank of Corpus Christi.
Skills and Qualifications: Mr. Dunn was nominated by our Board to serve as a director based on his extensive experience as a successful operating executive, his knowledge and experience with growth companies and risk oversight and management, and his capital markets and financial knowledge and expertise.
Current Public Company Directorships: None
Other Directorships: Mr. Dunn serves as a director of Restaurant Technologies, Inc., a national provider of closed-loop cooking oil solutions to the U.S. restaurant and hospitality markets; lead director of SRP Parent, Inc., a national provider of customized offerings to the convenience store channel; VLS Recovery Services, a provider of specialty cleaning and water processing services; Joerns Healthcare, a national provider of bed systems, therapeutic support surfaces, safe patient handling and wound management products and services across the continuum of healthcare and Randall Reilly, a provider of data and data-driven marketing solutions for industrial end markets including heavy duty trucking, construction equipment, agricultural equipment and machine tools.
Education: Mr. Dunn received a B.A. in Finance from the University of Texas at Austin.

Richard I. Gilchrist	Age: 72 Director since 2012 Lead Independent Director; Chairman of the Board Compensation Committee

Business Experience: Since 2011, Mr. Gilchrist has served as Senior Advisor responsible for acquisitions and investments at The Irvine Company – a privately-held real estate investment company. From 2006 to 2011, he served as President of The Irvine Company’s Investment Properties Group. From 2002 to 2006, he served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly-held REIT. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately-held REIT. From 1995 to 1997, he served as the Co-Chairman and Managing Partner of CommonWealth Partners, a real estate company he co-founded. From 1982 to 1995, Mr. Gilchrist worked at Maguire Thomas Partners, serving as General Counsel from 1982 to 1984, was Partner from 1984 to 1985, and Senior Partner from 1985 to 1995. Mr. Gilchrist co-founded the real estate law firm of Gilchrist & Rutter in 1982 and also worked as an attorney at Flint & MacKay from 1971 to 1981.
Skills and Qualifications: Mr. Gilchrist was nominated by our Board to serve as a director based on his extensive experience in the real estate industry, including having served as an executive officer of several private REITs and one public REIT, his knowledge and experience in internal and external risk oversight, and his experience as a member of the board of directors of two public REITs. He is a member of the Real Estate Roundtable and former member of the Urban Land Institute (ULI).
Current Public Company Directorships: He currently serves on the board of directors of two publicly-traded REITs, Ventas, Inc. (NYSE:VTR) and Tier REIT (NYSE:TIER). He serves on the executive compensation committee as well as the nominating and governance committee and is Chair of the investment committee of Ventas, Inc., and is the Chairman of the board of directors of Tier REIT. Additionally, Mr. Gilchrist serves on the executive compensation committee as well as the nominating and governance committee of Tier REIT. He also serves on the board of directors of Blackstone Real Estate Income Trust ("BREIT"), a non-traded REIT, and serves on its audit committee and is Chair of the affiliated transactions committee. Lastly, Mr. Gilchrist is a member of the Whittier College Board of Trustees and of the Advisory Board for University of California, Los Angeles School of Law.
Education: Mr. Gilchrist received a B.A. in political science and economics from Whittier College and a J.D. from UCLA School of Law.

Sheli Z. Rosenberg	Age: 76 Director since 2013 Compensation Committee Nominating & Corporate Governance Committee

Business Experience:  Ms. Rosenberg currently serves as Principal of Roselin Investments. She served as Of-Counsel at Skadden, Arps, Slate, Meagher & Flom LLP beginning in May 2011 until becoming a consultant to the firm in January 2014. Ms. Rosenberg is the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C. She joined Equity Group Investments, L.L.C in 1990 as General Counsel and was Chief Executive Officer from 1990 to 2000 and Vice Chairman from 2000 to 2003, before retiring in 2003.  In addition, Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to 1990.  Ms. Rosenberg was an adjunct professor at the Kellogg School of Management at Northwestern University from 2003 until 2007. A recognized advocate for women in business, she is a co-founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee.
Skills and Qualifications:  Ms. Rosenberg was nominated by our Board to serve as a director based on her extensive experience in the real estate industry, including having served as an executive officer and/or director of public REITs, her knowledge and experience in internal and external risk oversight, and her extensive experience as a member of the board of directors of public REITs.
Current Public Company Directorships:  Ms. Rosenberg is currently the independent director of Equity LifeStyle Properties, Inc. (NYSE: ELS).
Other Directorships:  Former member of the board of directors and lead director for Strategic Hotels & Resorts, Inc. (company sold and taken private), director of Ventas, Inc. (NYSE: VTR), director and lead director of General Growth Properties (NYSE: GGP), director of CVS Caremark Corporation (NYSE: CVS), Capital Trust, Inc., a finance and investment management company focused on the commercial real estate industry, Avis Budget Group (NASDAQ: CAR) and a former trustee and lead director of Equity Residential and Equity Office Properties.
Education:  Ms. Rosenberg received a B.A. from Tufts University and a J.D. from the Northwestern University School of Law.

Thomas D. Senkbeil	Age: 68 Director since 2013 Audit Committee

Business Experience: Since 2009, Mr. Senkbeil formed, and has served as Managing Partner of Senkbeil & Associates, which invests in multifamily properties and provides consulting and advisory services to investment firms, developers, and lenders. Since January 2013, Mr. Senkbeil has also served as a principal of Iron Tree Capital, LLC, a boutique real estate investment and advisory firm. From January 2009 through December 2012, Mr. Senkbeil served as the Managing Director of Sealy and Co. and SCS Ventures. From July 2003 to December 2008, Mr. Senkbeil was the Chief Investment Officer and Executive Vice President of Post Properties, Inc. (now MAA following a merger effective January 1, 2017), which owns and manages upscale multi-family apartment communities. Prior to joining Post Properties, Inc., he served as the President and Chief Operating Officer of Carter & Associates. He served as a board member and the Chief Investment Officer of Duke Realty Corporation until his departure in 2000. From 1992 to 1999, Mr. Senkbeil was a director and the Chief Investment Officer of Weeks Corporation, a publicly traded REIT that was a predecessor by merger to Duke Realty Corporation. He was instrumental in Weeks Corporation’s initial public offering, as well as its subsequent growth and merger with Duke Realty Corporation. He served as the Chairman of NAIOP, the Commercial Real Estate Development Association, in 1996.
Skills and Qualifications: Mr. Senkbeil was nominated by our Board to serve as a director based on his extensive experience in the real estate industry, including having served as an executive officer of a public REIT, his experience as a successful operating executive, and his capital markets and financial knowledge and expertise.
Current Public Company Directorships: None.
Other Directorships: Mr. Senkbeil currently serves on the board of directors of Barron Collier Companies, which is involved in land development in the businesses of agriculture, real estate, and mineral management. He is a member of the Urban Land Institute (ULI).
Education: Mr. Senkbeil received a B.S. from Auburn University and an M.B.A. from the Kenan-Flagler Business School at the University of North Carolina.

Nicholas P. Shepherd	Age: 59 Director since 2012 Nominating & Corporate Governance Committee (Chair)

Business Experience: From 2009 to 2015, Mr. Shepherd served as the President and Chief Executive Officer of TGI Fridays Inc. From 1995 to 2007, Mr. Shepherd worked for Blockbuster, Inc., serving as the Chief Operating Officer during 2007, President of Blockbuster North American from 2004 to 2007, Executive Vice President and Chief Marketing and Merchandising Officer from 2001 to 2004, Senior Vice President, International from 1998 to 2001 and Vice President and General Manager from 1995 to 1999. From 1993 to 1995, Mr. Shepherd served as a Divisional Officer of Comet Group PLC, an electronics retailer in the UK and, from 1991 to 1993, served as a Senior Partner and founder of The Service Practice, which specialized in the development and performance measurement of service systems for retail businesses. From 1986 to 1991, Mr. Shepherd worked for Grand Metropolitan PLC, serving as the General Manager of Pastificio Restaurants from 1989 to 1991, Head of European Operations of Continental Restaurants from 1988 to 1989 and Brand Development Director of the Retail Enterprise Group from 1986 to 1988. He worked as an Operations Manager for Allied Lyons PLC from 1985 to 1986 and as an Operations Manager and Brand Development Manager for Whitbread PLC from 1979 to 1985. Currently, Mr. Shepherd works as a Private Investor and Advisor.
Skills and Qualifications: Mr. Shepherd was nominated by our Board to serve as a director based on his experience as a successful operating executive, and his knowledge and experience with growth companies and risk oversight and management.
Current Public Company Directorships: Mr. Shepherd serves on the board of directors, and the nominations and governance committee, compensation committee and finance committee of the board of directors of Fiesta Restaurant Group.
Other Directorships: From 2012 to 2014, Mr. Shepherd served on the board of directors of Carlson Wagon Lit Travel, the largest Global B-to-B Travel company (a joint venture between Carlson and JPMorgan Chase). From 2009 until 2014, Mr. Shepherd served on the board of directors of Carlson Restaurants Inc. and as Chairman of the board of directors of TGI Friday’s Inc. During 2008, Mr. Shepherd served as Chairman of the board of directors and Chief Executive Officer of Sagittarius Brands, Inc., a private restaurant holding company which owned and operated the Del Taco and Captain D’s restaurant brands.
Education: Mr. Shepherd earned his bachelor’s degree in business management and hospitality from Sheffield Hallamshire University.

Nominees’ Skills, Experience and Qualifications: The Nominating and Corporate Governance Committee meets annually, at a minimum, and performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Upon review of the Company’s short- and long-term strategies and goals, the Nominating and Corporate Governance Committee determines the mix of skills and experience to be represented on the recommended slate of nominees for the upcoming year.
At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to possess a collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year. Certain of these skills and qualifications are set forth in the matrix below, demonstrating the Nominating and Governance Committee’s assessment of the nominees’ possession of these attributes.

NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Hsieh, Jackson	Charlton, Kevin M.	Dunn, Todd A.	Gilchrist, Richard I.	Rosenberg, Sheli Z.	Senkbeil, Thomas D.	Shepherd, Nicholas P.
INDEPENDENCE: Pursuant to NYSE standards		✓	✓	✓	✓	✓	✓
FINANCIAL EXPERT: Pursuant to SEC rules and NYSE standards		✓	✓			✓
FINANCIALLY LITERATE: Able to read and evaluate financial statements and ask critical questions	✓	✓	✓	✓	✓	✓	✓
SUCCESSFUL OPERATING EXECUTIVE EXPERIENCE: General business acumen and leadership	✓	✓	✓	✓	✓	✓	✓
GROWTH COMPANY EXPERIENCE: Knowledge and experience in driving growth and how it is achieved	✓	✓	✓	✓	✓	✓	✓
REAL ESTATE EXPERIENCE: General real estate experience and knowledge	✓	✓	✓	✓	✓	✓	✓
REIT EXPERIENCE: Deep expertise in REIT business models	✓	✓		✓	✓	✓
M & A EXPERIENCE: Success in effectively integrating mergers and acquisitions that are strategic to a business	✓	✓	✓	✓	✓	✓	✓
CAPITAL MARKETS KNOWLEDGE: Understands how capital markets work, their structures, how business is capitalized and how best to participate and raise money	✓	✓	✓	✓	✓	✓	✓
EXTERNAL RISK OVERSIGHT: Experience in assessing external risk and ensuring an effective risk management strategy	✓	✓	✓	✓	✓	✓	✓
INTERNAL RISK OVERSIGHT: Experience mitigating investment, people and other internal risks	✓	✓	✓	✓	✓	✓	✓
HUMAN RESOURCES: Experience in successful succession planning and evaluating and measuring effective team performance	✓	✓		✓	✓	✓	✓
LEGAL: Experience in compliance oversight, use of outside counsel and leveraging other legal resources	✓		✓	✓	✓	✓	✓
PUBLIC COMPANY: Experience as executive or board member with a public company	✓	✓	✓	✓	✓	✓	✓

PROPOSAL 2
RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018
Ernst & Young LLP audited our financial statements for the year ended December 31, 2017 and has been our independent registered public accounting firm since 2003. An affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018.
The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 and has further directed that management submit the selection of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.
Fees Paid to Independent Registered Public Accounting Firm: The following table reflects the fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2017 and 2016 (in thousands):

	Fiscal Year Ended December 31,
	2017	2016
Audit Fees	$3,719	$2,234
Tax Fees	483	381
All Other Fees	—	—
Total Fees	4,202*	$2,615
* Amounts include fees related to the planned spin off (and corresponding Form 10 filing) of our interests in our properties leased to Shopko, assets that collateralize Master Trust 2014 and certain other assets into an independent, publicly-traded REIT, Spirit SMTA REIT in 2018.
Audit Fees: Includes audit of our annual financial statements, including the integrated audit of internal control over financial reporting, review of our quarterly reports on Form 10-Q, and issuance of consents and issuance of comfort letters for due diligence in conjunction with certain market offerings.
Tax Fees: Includes tax preparation services and domestic tax planning and advice.
All Other Fees: Includes access to online accounting research tools.
All of the services performed by Ernst & Young LLP for the Company during 2017 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.
Audit Committee Pre-Approval Policy: The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added provisions to Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that enable our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
Approval of the advisory resolution to approve our executive compensation requires that the number of votes cast "FOR" the proposal represents a majority of the total votes cast on the proposal. Our Board recommends that you vote “FOR” the adoption of this resolution approving, on a non-binding advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis” section, in accordance with SEC rules. Abstentions and broker non-votes are not counted as votes "for" or "against" and therefore, will have no effect.
Our executive compensation programs are designed to achieve certain key objectives of the Company, including: (i) enabling us to attract, motivate and retain executive talent critical to our success; (ii) linking the compensation of our executives to the achievement of operational and strategic goals of the Company; (iii) providing balanced incentives to our executives that do not promote excessive risk-taking; and (iv) encouraging our executives to become long-term stockholders of the Company. These programs reward corporate and individual performance that achieves pre-established goals, and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders.
The "2017 Compensation Practices at a Glance" section provides a summary of some of the key elements of our executive compensation program and practices. We urge our stockholders to review the “Compensation Discussion and Analysis” section herein as well as tabular and other disclosures in this Proxy Statement for more information.
Although this advisory "say-on-pay" resolution is non-binding on the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Our Board has determined that a non-binding, advisory vote to approve our executive compensation program will be submitted to our stockholders on an annual basis. Thus, unless the Board modifies its policy on the frequency of future "say-on-pay" advisory votes, our next vote is expected to be held at our annual meeting of stockholders in 2019.

CORPORATE GOVERNANCE AND OUR BOARD OF DIRECTORS

Spirit is committed to good corporate governance practices, which we believe serve the long-term interests of our stockholders by promoting effective risk oversight and management accountability and by helping us compete more effectively. We are governed by an eight-member Board (seven-member Board immediately following the Annual Meeting), which provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions, and enterprise risk management. Our Board considers and approves significant acquisitions, dispositions, capital raises as well as other significant transactions and advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis with the assistance of our senior management team.
DIRECTOR INDEPENDENCE
NYSE listing standards require NYSE-listed companies to have a majority of independent board members and an audit committee, compensation committee and nominating and corporate governance committee, each composed solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly, or indirectly as a partner, stockholder or officer of an organization that has a relationship with such company).
In addition, the NYSE listing standards provide that a director is not independent if:
(i)the director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer of the listed company;
(ii)the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
(iii)(A) the director is a current partner or employee of a firm that is the company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;
(iv)the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee; or
(v)the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
Not less than annually, the Board evaluates the independence of each director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between such director, members of his or her family and organizations with which such director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.
Based on its most recent review, the Board has affirmatively determined that, based on the standards set forth in the NYSE rules and our corporate governance documents, each of the following directors has no direct or indirect material relationship with us and qualifies as "independent" under the NYSE listing standards: Kevin M. Charlton, Todd A. Dunn, Richard I. Gilchrist, Diane M. Morefield, Sheli Z. Rosenberg, Thomas D. Senkbeil and Nicholas P. Shepherd. Mr. Hsieh is not considered independent under the NYSE listing standards due to his employment as our Chief Executive Officer and President.
BOARD OF DIRECTORS LEADERSHIP STRUCTURE
Pursuant to our Bylaws, the Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board. At the current time, the Board believes that our existing leadership structure - under which our Lead Independent Director is the Chairman of the Board - effectively allocates authority, responsibility and oversight between management and the independent members of our Board, and achieves the optimal governance model for us and for our stockholders.
The roles of Chairman of the Board and Chief Executive Officer have been separate since May 2017. This leadership structure gives primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while the Chairman of the Board facilitates our Board's independent oversight of management and promotes communication between management and our Board.
Richard I. Gilchrist serves as Lead Independent Director and Chairman of the Board. As Chairman, Mr. Gilchrist leads the activities of the Board, including:

•	Calling meetings of the Board and independent directors;

•	Setting the agendas and schedules of Board meetings in consultation with the Chief Executive Officer and Secretary;

•	Chairing executive sessions of the independent directors;

•	Conducting annual performance reviews of the Chief Executive Officer;

•	Engaging with stockholders; and

•	Performing such other duties as may be assigned from time to time by the Board.
BOARD GOVERNANCE DOCUMENTS
The Board maintains charters for all committees. In addition, the Board has adopted a written set of Corporate Governance Guidelines, as well as a Code of Business Conduct and Ethics that applies to the Company’s employees, officers and directors, including our Chief Executive Officer and Chief Financial Officer. To view our committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Whistleblower Policy, please visit the Corporate Information section on the Investor Relations page of our website at www.spiritrealty.com. Please note that the website and its contents are not a part of this Proxy Statement. Each of these governing documents is also available, free of charge, in print to any stockholder who sends a written request to such effect to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201.
BOARD COMMITTEE COMPOSITION AND 2017 MEETINGS ATTENDANCE
Our Board has three standing committees that perform certain delegated functions for the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter that is available in the Corporate Information section on the Investor Relations page of our website at www.spiritrealty.com.
Our Board held a total of 21 meetings during 2017. Evidencing a strong commitment to the Company, the majority of directors attended 100% of the Board meetings held in 2017. The Board committees met 19 times in the aggregate during 2017, with each member from the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee attending 100% of the meetings. The table below provides current membership and 2017 meeting information for each of our Board committees:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kevin M. Charlton		Chairperson
Todd A. Dunn	Member		Member
Richard I. Gilchrist *		Member
Diane M. Morefield **	Chairperson
Sheli Z. Rosenberg		Member	Member
Thomas D. Senkbeil	Member
Nicholas P. Shepherd			Chairperson
Total Meetings in 2017	9	5	5
* Lead Independent Director.
** Ms. Morefield will not stand for re-election at the 2018 Annual Meeting.

Our independent directors regularly meet in executive sessions, outside the presence of management – generally, at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Lead Independent Director chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating and Corporate Governance Committees also regularly meet in executive session, outside the presence of management, at committee meetings and at other times as necessary or desirable.
We strongly encourage, but do not require, directors to attend our annual meetings of stockholders. A meeting of the Board immediately followed the conclusion of the 2017 Annual Meeting of Stockholders where all directors were in attendance. We have scheduled the Annual Meeting at a time and date to permit attendance by directors, and intend to make every effort to do so for future annual meetings of the stockholders, taking into account the directors’ schedules and the timing requirements of applicable law.
HOW TO COMMUNICATE WITH DIRECTORS
Stockholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to directors@spiritrealty.com. Additionally, stockholders and other parties interested in communicating directly with the Lead Independent Director of the Board or with the independent directors as a group may do so by writing to Lead Independent Director, c/o Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by sending an e-mail to directors@spiritrealty.com. Communications addressed to the Board or individual members of the Board are screened internally for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

AUDIT COMMITTEE
The Audit Committee consists of three directors – Ms. Morefield (Chairperson) and Messrs. Dunn and Senkbeil. Members of the Audit Committee and the Chairperson are appointed annually by the Board and may be removed from the Committee by the Board in its discretion at any time. Ms. Morefield will not stand for re-election at the Annual Meeting due to time constraints related to her current employment as Executive Vice President and Chief Financial Officer of CyrusOne, Inc. In connection with Ms. Morefield's resignation the Board has commenced a formal search for a new Audit Committee Chair. In the interim, following the Annual Meeting, Nicholas P. Shepherd will be appointed to serve as an interim member of the Audit Committee and Todd A. Dunn will be appointed to serve as interim Chairperson of the Audit Committee. The Board has determined that all members of the Audit Committee, including Nicholas Shepherd are independent and have sufficient accounting and financial experience and ability to enable them to discharge their responsibilities pursuant to NYSE listing standards. Furthermore, the Board has determined that Todd A. Dunn is an audit committee financial expert as defined by the SEC.
The Audit Committee assists the Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of our internal control over financial reporting and disclosure controls and procedures. The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with U.S. generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing audits of the Company’s annual consolidated financial statements and internal controls over financial reporting, and for issuing reports and expressing opinions thereon. The Audit Committee is responsible for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm.
The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management. The Audit Committee regularly meets separately in executive session, outside the presence of management, with our independent registered public accounting firm and our internal auditor – generally, at each regularly scheduled meeting and at other times as necessary or desirable. Our Board has adopted procedures for reporting concerns under our Code of Business Conduct and Ethics and other Company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The Code of Business Conduct and Ethics, Whistleblower Policy, and the Audit Committee Charter are available on our corporate website at www.spiritrealty.com. A copy of our Code of Business Conduct and Ethics, our Whistleblower Policy, or Audit Committee Charter is also available, free of charge, upon request directed to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to InvestorRelations@spiritrealty.com.
AUDIT COMMITTEE REPORT*
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2017 with the Company’s management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the overall scope of and plan for the audit. The Audit Committee regularly met with Ernst & Young LLP, with and without management present, to discuss the results of its examination and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the United States Securities and Exchange Commission.
AUDIT COMMITTEE
Diane M. Morefield, Chair
Todd A. Dunn
Thomas D. Senkbeil
________________________________

*
The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE
The Compensation Committee consists of three directors – Messrs. Charlton (Chairperson) and Gilchrist and Ms. Rosenberg. Members of the Compensation Committee and the Chairperson are appointed annually by the Board and may be removed from the Compensation Committee by the Board at any time in its discretion. The Board has determined that all members of the Compensation Committee are independent pursuant to NYSE listing standards and qualify as “outside” directors under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and as “non-employee” directors under Rule 16b-3 of the Exchange Act.
The purpose of the Compensation Committee is to carry out the Board’s responsibilities related to compensation plans, policies and programs for the Company’s senior managers and non-employee directors, as well as any compensation program that delivers Company equity to participants as further described in the Compensation Committee charter. The Compensation Committee meets during the first quarter of each year to review the achievement of pre-established performance metrics for the prior year, to determine the appropriate annual and long-term incentive awards for our senior executive officers based on that prior-year performance and to approve grants of equity awards to our executive officers and, upon management’s recommendation, other employees. Furthermore, the Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our Named Executive Officers other than our Chief Executive Officer. The Compensation Committee also reviews the performance of, and makes recommendations to the Board, regarding the compensation of our Chief Executive Officer. Final decisions regarding compensation for our Chief Executive Officer are made by the independent members of the Board, taking into consideration the Compensation Committee's recommendations.
For 2017, the Compensation Committee retained the services of Willis Towers Watson, a consulting firm, to assist the Compensation Committee in the review and evaluation of our executive compensation program to ensure its continued close alignment with our compensation philosophy and business strategy. Willis Towers Watson also provided assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program. The Committee reviewed Willis Towers Watson's independence under Rule 10C-1 of the Exchange Act and NYSE listing standards and determined that there is no conflict of interest resulting from retaining Willis Towers Watson.
Our senior management team provides support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial Company information and relevant data concerning our peer competitors as a supplement to the comparative market data prepared by the independent compensation consultant, and making recommendations with respect to performance metrics and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting the other members of our senior management team. However, our Chief Executive Officer plays no role in setting his own compensation. The Compensation Committee regularly meets separately in executive session, outside the presence of management – generally, at each regularly scheduled meeting and at other times as necessary or desirable.
Our Compensation Committee Charter is located on the Investor Relations page of our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to InvestorRelations@spiritrealty.com.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the year ended December 31, 2017, Messrs. Charlton and Gilchrist and Ms. Rosenberg served on the Compensation Committee, as well as David J. Gilbert, who resigned from the Board on May 12, 2017. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our Named Executive Officers serves on the board of directors.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Nominating and Corporate Governance Committee consists of three directors - Messrs. Shepherd (Chairperson) and Dunn and Ms. Rosenberg. Members of the Nominating and Corporate Governance Committee and the Chairperson are appointed annually by the Board and may be removed from the Committee by the Board at any time in its discretion. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent pursuant to NYSE listing standards.
The Nominating and Corporate Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board, such as: identifying individuals qualified for election and re-election as Board members and recommending to the Board director nominees for election by the stockholders or appointment by the Board, as the case may be; making recommendations to the Board regarding committee structure and composition; overseeing evaluation of the Board and Board committees; assisting the Lead Independent Director with the annual review of the Chief Executive Officer; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; reviewing and approving or ratifying any transaction between the Company and a related person which is required to be disclosed under the rules of the SEC; and generally advising the Board on corporate governance and related matters. The Nominating and Corporate Governance Committee regularly meets separately in executive session, outside the presence of management – generally at each regularly scheduled meeting and at other times as necessary or desirable.
Our Nominating and Corporate Governance Committee Charter is located in the Corporate Governance section on the Investor Relations page of our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to InvestorRelations@spiritrealty.com.
PROCESS FOR CONSIDERING DIRECTOR NOMINEES
The Nominating and Corporate Governance Committee meets annually, at a minimum, to evaluate the Board and Committee self-assessments, as well as the performance of each current director. The Nominating and Corporate Governance Committee considers the results of such assessments and evaluations, as well as the collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year, when determining whether to recommend the nomination of each director for an additional term.
We did not receive any stockholder recommendations for director candidates for election at the 2018 Annual Meeting in compliance with the procedures set forth below. However, if we do receive stockholder recommendations for director election, the Nominating and Corporate Governance Committee’s current process is to review and consider any candidate who has been recommended by stockholders in compliance with the procedures established from time to time by the committee.
At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board, such candidates as the Nominating and Corporate Governance Committee, in its judgment, has found to be well qualified and willing and available to serve. At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee shall recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified, willing and available to serve, and possessing the skills and experience desirable to complement the other Board members to effectively oversee the interests of the Company and its stockholders. In determining whether a prospective member is qualified to serve and appropriate for Board membership, the Nominating and Corporate Governance Committee will consider the information listed under "Nominees' Skills, Experience and Qualifications."
All stockholder recommendations for director candidates must be submitted on or before December 26, 2018 to Investor Relations, Attention: Secretary, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, who will forward all recommendations to the Nominating and Corporate Governance Committee, and must include the following information: (a) the name and address of record of the stockholder; (b) representation that the stockholder is a record holder of our common stock or, if not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934; (c) name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (d) description of the qualifications and background of the proposed director candidate which addresses the items under "Nominees' Skills, Experience and Qualifications," as well as any minimum qualifications and other criteria for Board membership as may be approved by the Board from time to time; (e) description of all arrangements or understandings between the stockholder and the proposed director candidate; (f) consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and (g) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

ADDITIONAL CORPORATE GOVERNANCE MATTERS
TRANSACTIONS WITH RELATED PERSONS
Our Board has a written policy requiring that any transaction between us and any of our officers, directors or their affiliates be approved by the Nominating and Corporate Governance Committee or the disinterested members of the Board. Our Code of Business Conduct and Ethics requires our officers and directors to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Chairperson of the Nominating and Corporate Governance Committee and the Lead Independent Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Nominating and Corporate Governance Committee or the disinterested members of the Board.
AMENDMENT TO BYLAWS OF THE COMPANY
In 2017, due to feedback received from our stockholders, our Board amended the Bylaws of the Company to reduce the stockholder vote required to alter or repeal the Bylaws or to adopt new bylaws from the affirmative vote of two-thirds of all votes entitled to be cast to the affirmative vote of a simple majority of all votes entitled to be cast.
RISK MANAGEMENT
While management has primary responsibility for identifying and managing our exposure to risk, our Board plays an active role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and indirectly through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. In 2017 Management conducted a formal enterprise risk assessment with the assistance of the Company’s internal auditor. At Board and committee meetings, directors receive information and presentations from management and third-party experts regarding specific areas of risk identified in the process, from which they engage in further analyses and dialogue. This process enables the Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of potential impact, and ensures that our enterprise risks are well understood, mitigated (to the extent reasonable), and consistent with the Board’s view of our risk profile and tolerance.
PUBLIC POLICY MATTERS
We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and conduct themselves, and our business, in a way that protects our reputation for fairness and honesty. Consistent with these principles and our Code of Business Conduct and Ethics, we have established the policies and practices described below with respect to political contributions and other public policy matters.
PUBLIC POLICY ADVOCACY
We do not have a political action committee, however, we may advocate a position, express a view, or take other appropriate action with respect to legislative or political matters affecting the Company and our interests. We may also ask our employees to make personal contact with governmental officials or write letters to present our position on specific issues. Any such advocacy must receive prior approval by the Chief Executive Officer and is done in compliance with applicable laws and regulations and subject to the review of the Nominating and Corporate Governance Committee.
INDIVIDUAL POLITICAL ACTIVITY
We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in, the campaigns of the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities including: making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, and on their own time and expense. Directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing Spirit in such activities.

2017 COMPENSATION PRACTICES AT A GLANCE

✓    DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation with a strong emphasis on performance-based incentive awards.
✓    DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance metrics that drive stockholder value.
✓    DO evaluate TSR when determining performance under incentive awards to enhance stockholder alignment.
✓    DO cap payouts for awards under our annual and long-term incentive plans.
✓    DO require executive officers to own and retain shares of our common stock that have significant value to further align interests with our stockholders.
✓    DO enhance executive officer retention with time-based vesting schedules for equity incentive awards.
✓    DO enable the Board to “claw back” incentive compensation in the event of a financial restatement pursuant to a recoupment policy.
✓    DO maintain a Compensation Committee comprised solely of independent directors.
✓    DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters.

• DO NOT base incentive awards on a single performance metric, thereby discouraging unnecessary or excessive risk-taking.
• DO NOT provide uncapped award opportunities.
• DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits.
• DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities.
• DO NOT provide executive officers with excessive perquisites or other personal benefits.
• DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without pre-approval by the Audit and Compensation Committees (no executive officer or director pledged or held our securities in margin accounts at any time during 2017).
• DO NOT provide for tax gross-up payments for compensation or benefits paid in connection with a change in control.

We emphasize pay-for-performance based incentive compensation over fixed cash compensation to:

•	achieve greater alignment with the interests of our stockholders;

•	focus decision-makers on the creation of long-term value; and

•	encourage prudent evaluation of risks.
We have a well-designed compensation program intended to incentivize above-average achievements on both short-term execution and long-term performance metrics that drive stockholder value. Our executive compensation program consists primarily of:

•	base salary,

•	annual cash incentive bonuses,

•	equity based long-term incentive awards,

•	severance and change in control payments and benefits, and

•	retirement benefits and health/welfare benefits.
Our annual cash bonus program is designed to reward short-term performance based on achievement of pre-established Company performance goals as well as an executive’s individual performance. As explained in more detail under “Executive Compensation – Compensation Discussion and Analysis” in this Proxy Statement, below are our results in 2017 relative to the financial and operating performance targets set by our Compensation Committee.

•	AFFO Per Share Growth: Our 2017 AFFO, excluding non-cash items, was $0.85 per diluted share, which fell below our target range of $0.89 - $0.91 per diluted share.

•	Debt to EBITDA: Our debt to EBITDA ratio was 6.3x at December 31, 2017, which fell within our target range of 6.5x - 6.1x.

•	Occupancy: Our weighted average portfolio occupancy rate for 2017 was 98.5%, which fell within our target range of 97.5% to 99.0%.

•	Acquisitions: Our acquisition volume in 2017 totaled $323 million, which fell below our target range of $550 million to $850 million.

Our long-term incentive plan employs a combination of restricted stock grants and performance shares which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives. Our executives’ performance share awards vest at the end of a multi-year period based on the TSR we deliver relative to our peers, strongly aligning our executives’ interests with those of our stockholders.
We maintain strong corporate governance standards and seek to employ best practices for our compensation programs. Our Compensation Committee meets frequently to address compensation matters in a timely manner and regularly reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain highly-qualified and dedicated executive talent that is critical to our business.
As part of its commitment to strong corporate governance and best practices, our Compensation Committee engaged and received advice on the compensation program from Willis Towers Watson, an independent, third-party compensation consultant, which provided no other services to us in 2017 other than those provided directly to or on behalf of the Compensation Committee.
In addition, we have adopted an insider trading policy and a compensation recoupment policy, as well as stock ownership guidelines for our senior executives and our Board members.

OUR EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES
Set forth below is certain biographical information concerning our executive officers and certain significant employees. Ages shown are as of April 20, 2018, the record date for the Annual Meeting.

Name, Age, Position	Business Experience
Jackson Hsieh, Age 57 President and Chief Executive Officer (effective July 25, 2017)
Mr. Hsieh joined Spirit as President and Chief Operating Officer on September 7, 2016, and was appointed Chief Executive Officer and President on July 25, 2017. Mr. Hsieh joined us from Morgan Stanley (NYSE:MS), where he served as Managing Director and a Vice Chairman of Investment Banking, primarily focusing on the firm's real estate clients. Prior to this, Mr. Hsieh was Vice Chairman and Sole/Co-Global Head of UBS's Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions. Mr. Hsieh is a graduate of the University of California at Berkeley, and earned a master's degree in Architecture from Harvard University.

Michael Hughes, Age 43 Executive Vice President, Chief Financial Officer (effective April 1, 2018)
Mr. Hughes joined Spirit on April 1, 2018 and serves as Executive Vice President, Chief Financial Officer. Mr. Hughes oversees all aspects of finance. accounting, tax and information technology. Prior to joining Spirit, Mr. Hughes was Executive Vice President, Chief Financial Officer at FelCor Lodging Trust (NYSE: FCH), where he managed corporate finance, treasury, strategic planning, investor relations, IT, accounting, tax, human resources and risk management, from 2013 through the close of the company’s merger in 2017. Prior to that, he held various roles in corporate finance at FelCor from 2006 to 2013, and held multiple roles at Wyndham Hotels Corporation from 2002 to 2006, most recently as Vice President, Corporate Finance. Mr. Hughes received his B.A, in Finance from Rhodes College and is a CFA charterholder.

Ken Heimlich, Age 52 Executive Vice President, Asset Management (Effective March 1, 2018)
Mr. Heimlich joined Spirit on March 13, 2017 and has served as Executive Vice President, Asset Management since March 1, 2018. Mr. Heimlich has responsibility for servicing, dispositions, lease administration, property management and construction. He has extensive experience in the REIT industry having served as managing Principal at Capital Formation, LLC, a net lease real estate advisory firm, as well as in several senior leadership roles at GE Capital, Franchise Finance. During his tenure at GE Capital, he successfully led the IPS and Surplus platforms for a 2,000+ property portfolio, built and directed a nationwide retail development platform and managed a 500-property triple net lease portfolio. Mr. Heimlich earned a B.S. in Finance from Eastern Illinois University.

Jay Young, Age 48 Executive Vice President, General Counsel and Secretary (effective April 25, 2016)
Mr. Young joined Spirit on April 25, 2016 and serves as Executive Vice President, General Counsel and Secretary of the Company. Mr. Young has responsibility for managing all aspects of the Company’s legal function, including corporate governance, securities compliance and the real estate transaction closing department. He also advises on the Company’s equity plan administration, insurance program and capital markets transactions. Mr. Young has more than 20 years of experience advising publicly-traded companies, including as SVP, General Counsel for Wingstop, Inc., SVP, General Counsel for CEC Entertainment, VP, Assistant General Counsel for Wachovia Corporation and Corporate Counsel for Charles Schwab. Mr. Young holds a bachelor's degree in Economics from Southern Methodist University, a J.D. from the University of Oklahoma College of Law, and an M.B.A. from the University of Oklahoma Price College of Business.

Prakash Parag, Age 43 Senior Vice President, Chief Accounting Officer (effective May 30, 2016)
Mr. Parag joined Spirit on May 30, 2016 and serves as Senior Vice President and Chief Accounting Officer. He has oversight responsibility for the company’s controllership, external and internal reporting, and accounting and reporting functions. In addition, Mr. Parag serves on the company’s Management Operating Committee that monitors business activities and defines company strategy. He is an accomplished financial executive with more than 18 years of experience in accounting, auditing and finance. Prior to joining Spirit, he served in various leadership roles at Ernst & Young during his tenure. Most recently, he served as an executive director and provided assurance and advisory services to a number of public and private entities. Mr. Parag is a graduate of the University of Witwatersrand in Johannesburg, South Africa, and earned an M.B.A. in Finance from Emory University.

Daniel Rosenberg, Age 40 Senior Vice President - Acquisitions (effective February 22, 2018)
Mr. Rosenberg joined Spirit in November 2007 and has served as Senior Vice President, Acquisitions since February 22, 2018. Mr. Rosenberg oversees the acquisitions department and is responsible for sourcing, marketing, analyzing and overseeing the acquisition of new investment real estate opportunities. Prior to his role in acquisitions, Mr. Rosenberg was Senior Vice President, Asset Management where he was responsible for special servicing and property management for the portfolio, including workouts, property sales, re-leasing and property management for vacant properties, as well as the company’s sale-leaseback function. Prior to joining us, Mr. Rosenberg served as an associate at Greenblatt & Associates, a general law practice in Woodland Hills, CA. Mr. Rosenberg earned a B.S. from the University of Wisconsin - Madison, a J.D. from Whittier Law School and an M.B.A. from Arizona State University.

Bill Totherow , Age 47 Senior Vice President, Head of Credit and Underwriting (effective May 15, 2017)
Mr. Totherow joined Spirit on March 1, 2014 and serves as Senior Vice President, Credit and Underwriting. In this role, he is responsible for supporting Spirit’s investment policy through in-depth research and risk analysis of Spirit’s investments. He has served in various leadership roles since joining Spirit in March 2014, including most recently as senior vice president of acquisitions and prior to that as vice president of asset management. Mr. Totherow is a highly-experienced executive with over 20 years in the commercial lending industry. Prior to joining Spirit, Mr. Totherow served in various leadership roles, including managing director of acquisitions at STORE Capital, principal at X Factor Consulting, vice president of business development at MainStreet Lender, and vice president at GE Capital. Mr. Totherow earned a B.S. in Finance and Accounting from the University of Arizona.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Kevin M. Charlton, Chairperson
Richard I. Gilchrist
Sheli Z. Rosenberg
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Discussion and Analysis describes our 2017 compensation program for our principal executive officers in 2017, our principal financial officer, and our other most highly compensated executive officers during 2017 (collectively, our “Named Executive Officers”).
In particular, this discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, and the policies underlying our 2017 executive compensation program and the compensation awarded to our Named Executive Officers for 2017. The following discussion and analysis of compensation arrangements of our Named Executive Officers should be read together with the compensation tables and related disclosures.
Our executive compensation program is designed to provide a total compensation package intended to align our executives’ compensation with the Company’s performance and stockholders’ interests, and to attract, motivate and retain talented and experienced executive officers through competitive compensation arrangements relative to our peer group.
To serve the foregoing objectives, our overall compensation program is generally designed to be flexible and complementary rather than purely formulaic. In alignment with the objectives set forth above, the Compensation Committee of our Board has generally determined the overall compensation of our Named Executive Officers and its allocation among the elements described below, relying on the analysis and advice provided by its independent compensation consultant.
Our compensation decisions for the Named Executive Officers in 2017, including each of the key elements of our executive compensation program, are discussed in more detail below.
2017 Business Overview: In response to challenges faced by the Company in 2016 and the beginning of 2017 and in order to continue our focus on improving Spirit's operating capabilities, our Board appointed Jackson Hsieh as our new Chief Executive Officer on May 8, 2017. From Mr. Hsieh's appointment as CEO in May, 2017 to December 31, 2017, our TSR increased by approximately 22%. In addition, since Mr. Hsieh's appointment:

•
Spirit completed a public offering in October 2017 of 6,900,000 shares of 6.000% Series A Cumulative Redeemable Preferred Stock for aggregate net proceeds of $166.2 million after deducting underwriter discounts and offering costs.

•	Spirit extinguished $238.5 million of mortgage debt that had a weighted average interest rate of 5.5%.

•	Spirit repurchased 35.8 million shares of outstanding common stock, at a weighted average purchase price of $7.88 per share.

•
Spirit significantly increased occupancy throughout 2017, reducing 46 vacant properties to 19 (99.2% occupied as of December 31, 2017) and refined its acquisition strategy with a higher focus on technological disruption and competitive positioning along with a property ranking system to quantify real estate rankings across the portfolio.

Mr. Hsieh has also brought creative ideas for Spirit's path forward. Specifically, in August 2017 we announced a plan to leverage and spin-off our interests in our properties leased to Shopko and assets that collateralize Master Trust 2014 and certain other assets into an independent, publicly traded REIT, Spirit MTA REIT. The spin-off is expected to be completed in the first half of 2018. The targeted benefits of the spin-off are to align our portfolio to more closely target our investment strategy and reduce overall and secured leverage to place Spirit in a position for growth.

In conjunction with Spirit's strategic goals and path forward, we have formulated a compensation program that will support the balance between increased shareholder value and recruiting and retaining talented executives to devise and realize this goal.
Chief Executive Officer Transition in 2017: The Board determined Mr. Hsieh had the precise skillset and professional background that was necessary to respond to the challenges facing the Company in 2016 and early 2017. The Board considered not only Mr. Hsieh's experience as a successful operating executive, expertise in the real estate investment industry and knowledge of public real estate investment trusts prior to joining the Company, but also his time as President and COO of the Company, during which he demonstrated a unique ability to identify specific issues facing the Company and suggest creative solutions to such issues.
The Board appointed Mr. Hsieh (the then Chief Operating Officer) as CEO of the Company on May 8, 2017. However, due to the expedited timing of this transition, Mr. Hsieh and the Board agreed to postpone discussion of his new compensation package. Mr. Hsieh's new employment agreement was entered into on July 25, 2017.
In connection with his promotion, the Board approved the following changes to Mr. Hsieh’s compensation for 2017:

•	Increased Mr. Hsieh’s annual base salary from $550,000 to $875,000.

•
Increased Mr. Hsieh’s target annual cash bonus opportunity (starting with his bonus for 2017) from 150% of base salary to 175% of his base salary (with a maximum opportunity equal to 350% of his base salary, increased from 250%).

•
Increased Mr. Hsieh's target annual long-term incentive award from 400% to 550% of his base salary to be granted in equal portions of time-vesting restricted stock, vesting ratably over three (3) years, and performance shares, cliff vesting after three years from the beginning of the performance period.

•
Entered into an amended and restated employment agreement with Mr. Hsieh that incorporates severance payments and benefits, as further described under “Potential Payments upon Termination or Change of Control” on page A-53.

One-time promotion awards:

•
Granted to Mr. Hsieh a one-time promotion equity award of restricted stock and performance shares.  The restricted stock award covers 500,000 shares and vests over a three (3) year period following his promotion date; the performance share award covers a target number of 500,000 shares and will vest based on the achievement of performance goals over a three (3) year performance period ending in May 2020.

•
Due to the gap in time between Mr. Hsieh's promotion to CEO and the execution date of his new employment agreement, Mr. Hsieh did not receive dividend payments that would have been otherwise paid on the restricted shares had they been granted on his promotion date. To account for the forgone dividends the Board paid Mr. Hsieh a one-time cash award of $90,000, which represented the amount of dividends he would have received had his promotion award been granted on his May 2017 promotion date rather than in July 2017.

In determining Mr. Hsieh's compensation package the Board considered Mr. Hsieh's skillset, professional background and proven strategic thinking in conjunction with the difficult circumstances the Company was facing. The Compensation Committee determined the compensation was appropriate and warranted in order to induce Mr. Hsieh to be CEO of the Company. Specifically, the Compensation Committee considered the fact that Mr. Hsieh was uniquely qualified to lead the Company in light of his long history as an adviser of the Company since 2011, during which time Mr. Hsieh, in his capacity as an investment banker, advised the Company on its IPO, the Cole II Merger, and all of the Company's major financings. Furthermore, the Compensation Committee considered the need to provide a strong incentive for Mr. Hsieh to formulate and execute creative strategies to improve the Company's performance. From Mr. Hsieh's appointment as CEO to December 31, 2017, our TSR increased by approximately 22%. In addition, we announced a plan to leverage and spin-off our interests in properties leased to Shopko, assets that collateralize Master Trust 2014, and certain other assets into an independent, publicly traded REIT, Spirit MTA REIT.
Normalized CEO Compensation. Mr. Hsieh was appointed as CEO in May 2017 and in connection with his promotion was awarded certain one-time grants or payments, including (i) $3,965,000 of restricted stock based on market close on the grant date, (ii) $2,357,066 of performance shares based on market close on the grant date, and (iii) $90,000 which represented the dividends that would have been granted on the date of Mr. Hsieh's promotion but were delayed as described above. As each of these one-time grants or payments were made to induce Mr. Hsieh to accept his promotion to CEO, they are not indicative of Mr. Hsieh's normal annual compensation. The following chart reflects Mr. Hsieh's 2017 "normalized" compensation, excluding these one-time promotional payments.

Named Executive Officers/Transitions: Our Named Executive Officers include our principal executive officers in 2017 (Mr. Thomas H. Nolan, Jr., whose employment as Chief Executive Officer terminated on May 8, 2017, and Mr. Jackson Hsieh, who became our Chief Executive Officer and President effective May 8, 2017), our principal financial officer (Mr. Phillip D. Joseph, Jr., whose employment as Chief Financial Officer terminated April 20, 2018), our other most highly compensated executive officers during 2017 (Mr. Boyd Messmann, whose employment as Chief Acquisition Officer terminated on February 22, 2018, Mr. Jay Young, our Executive Vice President, General Counsel and Secretary, and Ms. Michelle Greenstreet, who served as Chief Administrative Officer until she departed the Company on October 27, 2017 but whose 2017 compensation qualifies her as a named executive officer for purposes of Securities and Exchange Commission ("SEC") rules).
Executive Compensation Philosophy and Objectives: Our executive compensation philosophy recognizes that, given that the market for experienced management is highly competitive in our industry, the core of our success is our ability to attract and retain the most highly-qualified executives to manage each of our business functions.
Fundamentally, we believe executive officer compensation should be structured to provide competitive base salaries and benefits, which attract and retain superior employees. Additionally, we use annual performance-based cash compensation to motivate executive officers to attain (and reward them for attaining) financial, operational, individual and other goals that are consistent with increasing stockholder value. Our long-term incentive plan employs a combination of restricted stock grants and performance shares which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives. Our executives’ performance share awards vest at the end of a multi-year period based on the TSR we deliver relative to our peers, strongly aligning our executives’ interests with those of our stockholders.
We view the components of our executive compensation program as related but distinct, and we regularly reassess the total compensation of our Named Executive Officers to ensure that our overall compensation objectives are met. We have considered, among other factors, the following in determining the appropriate level for each compensation component: our understanding of the competitive market based on the input of our Compensation Committee's independent compensation consultant, Willis Towers Watson; the collective experience of members of our Compensation Committee and their review of compensation surveys and studies by our independent compensation consultant (including a study of the compensation practices of our peer group described below); our recruiting and retention goals; our view of internal equity and consistency; the length of service of our executive officers; our overall performance; and other considerations our Board and Compensation Committee determine are relevant. In determining the companies to include in the peer group, Willis Towers Watson and our Compensation Committee selected only real estate investment trusts, and specifically those that invest in asset classes they believed are comparable to the net-leased class in which we invest. The companies in the study were also selected based on market capitalization and enterprise value, as well as portfolio value. Our Compensation Committee used the results of the study of the peer group’s compensation practices and levels as one of many factors to formulate our 2017 executive compensation.
Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary, and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives and that collectively, they are effective in achieving our overall objectives.

Compensation Elements: Each of the following elements of our compensation program taken separately, and as a whole, are necessary to support the Company’s overall compensation objectives. The following table sets forth the key elements of our Named Executive Officers’ compensation, along with the primary objective associated with each element of compensation:

Compensation Element	Primary Objective
Base salary	To compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool in attracting and retaining executives.
Annual performance-based cash compensation	To incentivize and reward the attainment of short-term corporate objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation (restricted stock and performance share awards)	To emphasize long-term performance objectives, align the interests of our executives with stockholder interests, encourage the maximization of stockholder value and retain executives.
Severance and change in control benefits	To encourage the continued attention and dedication of our executives and provide reasonable individual security to enable our executives to focus on stockholders' best interests.
Retirement savings – 401(k) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide typical protections from health, dental, death and disability risks.
The Compensation Committee believes that the executive compensation program should reflect the value created for our stockholders, while supporting our business strategies, operational goals and long-range plans. In addition, the Compensation Committee believes that such compensation should assist the Company in attracting and retaining key executives critical to our long-term success.

We Emphasize a Balanced Mix of Compensation, Weighted Towards Variable Pay Elements: The Compensation Committee believes that a balanced mix of compensation elements, significantly weighted towards variable at-risk pay elements, provide the intended alignment of executive compensation with the Company’s performance and stockholder interests, while also providing the necessary fixed and knowable minimum and short and long-term incentive opportunities necessary to attract, motivate and retain talented and experienced executive officers.The following graphs show the emphasis we place on variable at-risk pay elements, such as performance-based cash bonuses (Non-Equity Incentive Plan Compensation) and equity awards.
*For the Chief Executive Officer 2017 Target Pay Mix we used Mr. Hsieh's annualized salary for 2017 and excluded his one-time equity awards granted in connection with his promotion to CEO.
We Emphasize Pay for Performance: The Company’s compensation program is designed to align Company-wide financial and operational achievements through the use of annual cash bonuses and performance-based long-term equity awards granted to its Named Executive Officers.
Annual cash bonuses are focused primarily on short-term Company financial performance, as well as individual performance metrics linked to important strategic initiatives. They are earned based upon achievement of Company-wide performance goals and the Compensation Committee’s assessment of individual performance for the applicable year.
Under the 2017 bonus program, each of our executive officers other than Ms. Greenstreet, was eligible to earn cash bonuses based on the Company’s achievement in 2017 of performance goals relating to (i) Adjusted Funds From Operations (“AFFO,” a supplemental non-GAAP financial measure defined in the Annual Report on Form 10-K of Spirit Realty Capital, Inc. filed with the SEC on February 23, 2017 see Annex A: Non-GAAP Financial Measures Reconciliation); (ii) debt to EBITDA ratio (a supplemental non-GAAP financial measure meaning earnings of the Company before interest, taxes, depreciation and amortization); (iii) weighted average occupancy levels of Company real estate assets; and (iv) acquisition volume.
The following table reflects the Company performance goals in the 2017 bonus program. The Compensation Committee believes these annual operational and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders:

2017 Key Performance Measures	Threshold	Target	Maximum
AFFO Per Share	$0.890	$0.900	$0.910
Debt to EBITDA	6.5x	6.2x	6.1x
Occupancy	97.50%	98.25%	99.00%
Acquisitions (millions)	$550	$700	$850

In order for acquisitions to be considered under the bonus program, a transaction must meet the pricing and quality criteria established in the approved business plan unless prior Board approval is obtained.
Individual performance is not evaluated solely upon the satisfaction of pre-determined performance goals, but evaluated subjectively by (a) the Compensation Committee with input from our Chief Executive Officer with respect to the other Named Executive Officers and (b) the Board with respect to our Chief Executive Officer.

Depending on the actual operational results, Messrs. Hsieh, Young, Joseph, Messmann, and Nolan were eligible to earn a target cash incentive of 175%, 75%, 125%, 125%, and 175% of their annual base salaries, respectively, under the program if the target objectives were achieved. In determining each Named Executive Officer's actual cash bonus under the 2017 bonus program, the incentive opportunity is weighted based on the officer’s core responsibilities within the organization. In connection with his promotion to CEO in 2017, Mr. Hsieh's target bonus opportunity was increased from 150% to 175% of his base salary without proration.
In determining the executive’s actual bonus under the 2017 bonus program, the goals were weighted as follows for the applicable executive:

Named Executive Officer	AFFO	Debt/EBITDA	Occupancy	Acquisitions	Individual Performance
Jackson Hsieh	17.50%	17.50%	17.50%	17.50%	30%
Jay Young	17.50%	17.50%	17.50%	17.50%	30%
Phillip D. Joseph, Jr.	17.50%	26.25%	13.125%	13.125%	30%
Boyd Messmann	17.50%	8.75%	8.75%	35.00%	30%
Thomas H. Nolan, Jr.	17.50%	17.50%	17.50%	17.50%	30%
Ms. Greenstreet was eligible to earn a discretionary bonus, targeted at 75% of her base salary, based on her performance for the year. As described in more detail immediately below, we also grant long-term, multi-year performance share awards that are earned based on the achievement of the Company’s TSR achieved during a three-year performance period.
We Align Executive Compensation with Value Creation for Our Stockholders: Our long-term incentive plan employs a combination of restricted stock and performance share awards, which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives.
Restricted stock awards, which generally vest over a three-year period, create a balanced focus on the achievement of short-term and long-term financial and operational goals and stock price performance.
Performance share awards are earned based on performance over a three-year performance cycle. Pursuant to the performance share awards, each participant is eligible to vest in and receive shares of the Company’s common stock based on an initial target number of shares granted multiplied by a percentage range between 0% and 250% depending on the Company’s TSR during the performance period. The percentage range is based on the Company's TSR compared to that of specified peer groups of companies during the performance period, which for the awards made in 2017 is from January 1, 2017 through December 31, 2019 (and with respect to the award granted in connection with Mr. Hsieh's promotion, May 7, 2017 to May 7, 2020). For each performance share that ultimately vests, its holder is entitled to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares as if such shares had been outstanding on each dividend record date over the period from the grant date through the issuance of the share. In the event of a non-qualifying termination of a participant prior to the performance period end date, all of the rights to performance shares will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent.
In setting long-term incentive plan award levels, our Compensation Committee considers resulting total compensation to our executives, including all elements of compensation described above, our Company’s performance and the market for compensation of executives of competitors and other comparable market participants.
2017 Say-on-Pay Voting Results: Our Board has determined that an advisory vote to approve our executive compensation program will be submitted to our stockholders on an annual basis. At our 2017 Annual Meeting of Stockholders, 88.67% of shares represented at the meeting, and eligible to vote, casted votes FOR our executive compensation program. The Compensation Committee believes the strong level of support for our compensation program in 2017 reflects the strong alignment between our executive pay and performance, both (a) qualitatively in performance metrics selected and instruments of compensation employed, and (b) quantitatively in the amounts of compensation received by our executives relative to the Company’s and their respective performances. The Compensation Committee and the Board value the opinions of our stockholders and will continue to consider those opinions when making future executive compensation decisions.

DETERMINATION OF COMPENSATION
Roles of our Compensation Committee and Chief Executive Officer in Compensation Decisions: The Compensation Committee of our Board oversees our compensation program for all Named Executive Officers, subject, in the case of our Chief Executive Officer, to the Board’s approval.
Our Chief Executive Officer evaluates the individual performance and contributions of each other Named Executive Officer and reports to the Compensation Committee his recommendations regarding their compensation. Our Chief Executive Officer does not participate in any formal discussion with the Compensation Committee or the Board regarding decisions on his own compensation and recuses himself from meetings when his compensation is discussed.
We do not solely rely on formulaic guidelines to determine the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate, reward and retain individual Named Executive Officers within the context of our desire to attain financial and operational objectives consistent with our strategic goals and stockholder interests. Subjective factors considered in compensation determinations include a Named Executive Officer’s responsibilities, leadership abilities, skills, contributions as a member of the executive management team and to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of a Named Executive Officer when considering the compensation potential that may be available elsewhere.
Engagement of Compensation Consultants: For 2017, the Compensation Committee retained the services of Willis Towers Watson to provide assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program.
Peer Group Development: With the assistance of Willis Towers Watson, we have established a peer group of REITs which we use to evaluate our executive and director compensation programs and practices, and which serves as the performance benchmark for our performance stock awards (discussed in more detail below). The Committee generally reviews the peer group annually, and when appropriate makes changes to the peer group. Our goal is to establish a group of REITs that include our direct net lease competitors, as well as REITs representing our labor market for executive talent. When selecting peers we consider factors including asset class, total and equity capitalization, number of employees, and other financial and operational characteristics.
The peer group used for evaluating our 2017 executive pay was established and approved by the Compensation Committee in 2016. As a part of their annual process, the Compensation Committee reviewed the peer group and determined that certain members of the peer group had been acquired, and there was an over concentration of healthcare REITs in the peer group. Based on their review, the Compensation Committee approved the peer group as detailed below. The additions to the peer group represent net lease peers, or REITs of comparable size to us, operating in asset classes in which we invest.

2017 Peer Group	Eliminated Peers
DDR Corp.*	Alexandria Real Estate Equities, Inc.
Duke Realty Corporation*	Biomed Realty
EPR Properties	DuPont Fabros Technology, Inc.
Equity One, Inc.*	Healthcare Realty Trust Incorporated
Federal Realty Investment Trust*	Medical Properties Trust, Inc.
Gramercy Property Trust Inc.*	Welltower Inc.
Healthcare Trust of America, Inc.
Lexington Realty Trust
National Retail Properties, Inc.
Omega Healthcare Investors, Inc.
Realty Income Corporation
STORE Capital Corporation*
VEREIT, Inc.*
W. P. Carey Inc.
* Peer group additions

2017 EXECUTIVE COMPENSATION
The following describes the primary components of our 2017 executive compensation program for each of our Named Executive Officers, the rationale for each component and how compensation amounts were determined.
Base Salary: We provide our Named Executive Officers with a base salary to compensate them for services rendered to our Company during the fiscal year. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Generally, initial base salary amounts are established based on consideration of, among other factors, the scope of the Named Executive Officer’s responsibilities, years of service, and general knowledge of our Compensation Committee or Chief Executive Officer of the competitive market based on, among other things, experience with other companies and our industry. The base salaries of our Named Executive Officers are reviewed periodically by our Compensation Committee or Chief Executive Officer and merit salary increases have been made as deemed appropriate based on such factors including the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance.
In its review of base salaries for 2017, the Compensation Committee considered the Company’s operating results and the positioning of the Company’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s peer group. Based on that review, the Compensation Committee approved the base salary increases set forth in the table below. The base salary for Mr. Hsieh represents his salary following his promotion to CEO:

Named Executive Officer	2016 Base Salary ($) (1)	2017 Base Salary ($) (1)
Jackson Hsieh	550,000	875,000(2)
Jay Young	325,000	340,000
Phillip D. Joseph, Jr.	415,000	415,000
Boyd Messmann	350,000	375,000
Thomas H. Nolan, Jr.	775,000	775,000
Michelle Greenstreet	275,000	290,000
(1) Represents annualized base salaries.
(2) Represents Mr. Hsieh's annualized base salary following his promotion to CEO. Mr. Hsieh's salary prior to his promotion to CEO was $550,000.
Annual Performance-Based Compensation: We use cash bonuses to motivate our Named Executive Officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. In February 2017, our Compensation Committee approved the 2017 Bonus Program, which ties our executives’ annual cash incentive awards closely to our financial performance, thereby aligning their interests of management with the interests of our stockholders. All of our Named Executive Officers, other than Ms. Greenstreet, were eligible to participate in the 2017 Bonus Program.
Our Compensation Committee approved threshold, target and maximum bonus opportunities for each executive, taking into consideration the degree of difficulty to achieve the targets, which are set forth below expressed as a percentage of each executive’s annual base salary:

Named Executive Officer	Threshold Bonus	Target Bonus	Maximum Bonus
Jackson Hsieh(1)	87.5%	175%	350%
Jay Young	37.5%	75%	133%
Phillip D. Joseph, Jr.	62.5%	125%	200%
Boyd Messmann	62.5%	125%	200%
Thomas H. Nolan, Jr.	87.5%	175%	300%
(1) In connection with Mr. Hsieh's promotion to CEO in July 2017, his target bonus was increased from 150% to 175% of his base salary on a non-pro-rated basis.
The Company's performance goals and actual results under the 2017 Bonus Program were as follows:

2017 Key Performance Measures	Threshold	Target	Maximum	Actual
AFFO Per Share	$0.890	$0.900	$0.910	$0.850
Debt to EBITDA	6.5x	6.2x	6.1x	6.3x
Occupancy	97.50%	98.25%	99.00%	98.50%
Acquisitions (millions)	$550	$700	$850	$323

In order for acquisitions to be considered under the 2017 Bonus Program, a transaction must meet the pricing and quality criteria established in the approved business plan unless prior Board approval is obtained.
The weighting of each performance goal for each Named Executive Officer eligible to participate in the 2017 Bonus Program was:

Named Executive Officer	AFFO	Debt / EBITDA	Occupancy	Acquisitions	Individual Performance
Jackson Hsieh	17.50%	17.50%	17.50%	17.50%	30.00%
Jay Young	17.50%	17.50%	17.50%	17.50%	30.00%
Phillip D. Joseph, Jr.	17.50%	26.25%	13.13%	13.13%	30.00%
Boyd Messmann	17.50%	8.75%	8.75%	35.00%	30.00%
Thomas H. Nolan, Jr.	17.50%	17.50%	17.50%	17.50%	30.00%
The total annual cash bonus compensation payments approved by our Compensation Committee are set forth in the table below, allocated between (a) amounts paid pursuant to achievement of objective pre-approved performance criteria (AFFO per share; Debt to EBITDA; Occupancy and Acquisitions) (“2017 Non-Equity Performance Incentive Bonus”), and (b) amounts paid pursuant to the Compensation Committee’s subjective evaluation of the executive’s performance in accordance with the criteria of the 2017 Bonus Plan (“2017 Individual Discretionary Bonus.”) The annual cash bonus has a pay mix split of 70% based on company financial performance metrics and 30% individual performance.
For 2017, the Compensation Committee decided not to award Mr. Nolan a discretionary bonus for 2017 with respect to individual performance due to the fact that Mr. Nolan was not employed for the entire year and did not contribute to Spirit's full year performance. In determining the individual discretionary bonuses (i.e. the 30% individual performance) for Messrs. Hsieh, Young, Joseph and Messmann, the Compensation Committee took into consideration the efforts related to the planned spin-off transaction that reflected additional contribution to shareholder value that was not sufficiently captured by the objective pre-approved performance criteria set forth above due to the strategic plan being set after the establishment of the 2017 Bonus Plan performance criteria. Mr. Hsieh received an annual cash bonus that was below his target bonus and did not receive any additional cash bonus compensation beyond the parameters approved by the Compensation Committee in February 2017. Additionally, Messrs. Joseph, Messmann and Nolan received an annual cash bonus that was below their target bonus for 2017.
The table below shows the total target cash bonus, the actual bonus received and the actual cash bonus compared to the target cash bonus, expressed an a percentage, for each Named Executive Officer under the 2017 Bonus Program:

Named Executive Officer	2017 Target Cash Bonus ($)(1)	Total 2017 Annual Cash Bonus Actually Received ($)	% of Total Cash Bonus Actually Received to Target (%)
Jackson Hsieh	1,531,250	1,249,620	81.6
Jay Young	255,000	297,316	116.5
Phillip D. Joseph, Jr.	518,750	244,019	47
Boyd Messmann	468,750	223,367	47.6
Thomas H. Nolan, Jr.	1,356,250	171,534	12.6
(1) The 2017 Bonus Program consists of two separate measurements/categories. The first category is discretionary and based on individual performance. The second category is objective and is based upon achievement of pre-approved performance criteria of the Company (AFFO per share; Debt to EBITDA; Occupancy and Acquisitions). The annual cash bonus has a pay mix split of 30% individual performance and 70% based on company financial performance metrics. The chart above shows the total of the two categories.
Ms. Greenstreet was eligible to receive a discretionary bonus based on her performance for 2017.  Her bonus opportunity was targeted at 75% of her base salary, and her maximum bonus opportunity was 100% of her base salary.  In connection with her separation from the Company in October 2017, Ms. Greenstreet received a payment of $263,542.
For 2018, the Compensation Committee has approved substantially similar Company performance criteria as approved under the 2017 Bonus Program.
Long-Term Equity-Based Incentives: The goals corresponding to our long-term equity-based awards are intended to reward and encourage long-term corporate performance based on the value of our stock and, thereby, align our Named Executive Officers’ interests with those of our stockholders.

In 2017, consistent with previous years, we granted a mix of restricted stock and performance share awards to our Named Executive Officers. The target value of equity incentive awards for our Named Executive Officers is generally allocated equally between restricted stock and performance share awards, with the exception of Ms. Greenstreet who only received restricted stock.
The table below reflects the target annual long-term incentive award (“LTIP”) values, and actual allocation of awards, granted to Messrs. Hsieh, Young, Joseph, Messmann, Nolan, and Ms. Greenstreet.

Named Executive Officer	Target LTIP Value (% of Base Salary)	Actual LTIP Value (% of Base Salary)	% of Actual LTIP Value Awarded in Restricted Stock	% of Actual LTIP Value Awarded in Performance Shares
Jackson Hsieh(1)	550%	400%	50%	50%
Jay Young	75%	100%	50%	50%
Phillip D. Joseph, Jr.	250%	240%	50%	50%
Boyd Messmann	200%	200%	50%	50%
Thomas H. Nolan, Jr.	450%	450%	50%	50%
Michelle Greenstreet	75%	75%	100%	0%
(1) Excludes value associated with Mr. Hsieh's restricted stock and performance share awards granted in connection with his promotion to CEO. Mr. Hsieh's Actual LTIP Value is based on his salary in place at the time the Compensation Committee granted these awards.
Restricted Stock Awards: In 2017, we made the following grants of restricted stock to certain of our Named Executive Officers. For Mr. Hsieh, the number below includes an additional one-time restricted stock award of 500,000 shares granted on July 25, 2017 in connection with his promotion to CEO.

Named Executive Officer	Number of Restricted Shares
Jackson Hsieh	601,383(1)
Jay Young	15,668
Phillip D. Joseph, Jr.	45,899
Boyd Messmann	34,562
Thomas H. Nolan, Jr.	160,714
Michelle Greenstreet	20,046
(1) This number includes an additional one-time restricted stock award granted on July 25, 2017 to Mr. Hsieh in connection with his promotion to CEO of 500,000 shares vesting as follows: 33.3% on May 7, 2018, 33.3% on May 7, 2019 and 33.4% on May 7, 2020.
These awards were granted to incentivize and retain our Named Executive Officers and to further incentivize the executives to achieve performance expectations that we believe will correlate to increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our stockholders. In addition, our Named Executive Officers are entitled to receive dividends on unvested shares of restricted stock subject to these awards. These awards generally are subject to vesting over a period of three years from the grant date, and are subject to the executive’s continued employment with us.
The award granted to Mr. Hsieh in connection with his promotion to Chief Executive Officer vests from his promotion (rather than the grant) date. In determining the size of each Named Executive Officer’s restricted stock award, the Compensation Committee decided to grant to Mr. Young long-term incentive awards with an aggregate value equal to 100% of his base salary, which was increased from his target aggregate value of 75% of his base salary based on competitive market data and desire to reward Mr. Young for his individual performance and contributions during 2017.  Accordingly, the restricted stock award granted to Mr. Young for 2017 had a value equal to 50% of his base salary at the time of grant. In addition, in connection with granting Mr. Hsieh a one-time restricted stock award in connection with his promotion, the Compensation Committee determined to pay to Mr. Hsieh a cash award valued at $90,000, which represented the cash value of dividends that he would have received had his promotion award been granted on the date of his promotion (in May 2017) rather than in July 2017.
If Mr. Hsieh, or any of our Named Executive Officers, voluntarily terminate their employment with the Company without "good reason" prior to the vesting of any restricted stock, all unvested restricted stock will be forfeited in its entirety.

For additional information regarding the vesting terms and conditions applicable to all outstanding restricted stock awards held by our Named Executive Officers, refer to “Potential Payments Upon Termination or Change of Control” below.
Performance Share Awards: In 2017, our Compensation Committee approved the grant of performance share awards in tandem with dividend equivalent rights to our Named Executive Officers, other than Ms. Greenstreet. Pursuant to the performance share awards, each Named Executive Officer who received a performance share award is eligible to vest in and receive a number of shares of our common stock ranging from 0% - 250% of the target number of performance shares granted and set forth in the table below based on the attainment of TSR goals during the performance period running from January 1, 2017 through December 31, 2019, (and with respect to the award granted in connection with Mr. Hsieh's promotion, May 7, 2017 to May 7, 2020), relative to the specified Peer Group and Primary Net Lease Peer Group (the "Peer Groups") of companies defined below, and subject to the Named Executive Officer’s continued employment.
For 2017, the Peer Group and Primary Net Lease Peer Group (designated below) of companies under our performance share awards, each adopted by our Compensation Committee based on recommendations and assistance from Willis Towers Watson, consisted of the following companies:

•	DDR Corp;

•	Duke Realty Corporation;

•	Equity One, Inc.;

•	EPR Properties;

•	Federal Realty Investment Trust;

•	Gramercy Property Trust, Inc.;

•	Healthcare Trust of America, Inc.;

•	Lexington Realty Trust;

•	National Retail Properties, Inc.;*

•	Omega Healthcare Investors, Inc.;

•	Realty Income Corporation;*

•	STORE Capital Corporation;*

•	VEREIT, Inc.;* and

•	W. P. Carey, Inc.
*The Primary Net Lease Peer Group consisted of: National Retail Properties, Inc., Realty Income Corporation, STORE Capital Corporation, and VEREIT, Inc.
In determining the companies to include in the Peer Groups, Willis Towers Watson and our Compensation Committee selected only real estate investment trusts, and specifically those that invest in asset classes they believed most comparable to the net-leased class in which we invest. The companies in the study were also selected based on market capitalization and enterprise value, as well as portfolio value. In determining the companies to include, Willis Towers Watson and our Compensation Committee selected those companies in the Peer Group that they believed to be our closest competitors.
For 2018, the Compensation Committee reassessed the Peer Groups of companies under our performance share awards, each adopted by our Compensation Committee based on recommendations and assistance from Willis Towers Watson, and determined no change was warranted.
For 2017 the target performance shares granted to each Named Executive Officer, other than Ms. Greenstreet, are below. Mr. Hsieh's amount includes an additional one-time performance share award in connection with his promotion to CEO of 297,234 "target" performance shares with a one-time cliff vest on May 7, 2020 and based on the achievement of performance goals:

Named Executive Officer	Target Number of Performance Shares Granted
Jackson Hsieh(1)	398,617
Jay Young	15,668
Phillip D. Joseph, Jr.	45,899
Boyd Messmann	34,562
Thomas H. Nolan, Jr.	160,714
(1) This amount includes an additional one-time performance share award grant on July 25, 2017 to Mr. Hsieh in connection with his promotion to CEO of 297,234 "target" performance shares with a one time cliff vest on May 7, 2020 (and based on the achievement of performance goals). In connection with Mr. Hsieh's promotion to CEO he was granted 500,000 Performance Shares, 297,234 were granted on July 25, 2017 and 202,766 were granted on January 1, 2018 and thus are not included in the number above for 2017 awards.
These awards were granted to incentivize and retain our participating Named Executive Officers while imposing performance expectations intended to reward increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our stockholders. As described above, the Compensation Committee decided to grant to Mr. Young long-term incentive awards with an aggregate value equal to 100% of his base salary, which was increased from his target aggregate value of 75% of his base salary.  Accordingly, the performance share award granted to Mr. Young for 2017 had a value equal to 50% of his base salary at the time of grant.
The number of performance shares that vest is dependent on our TSR achieved during the performance period relative to the TSR achieved by the specified Peer Groups. Between 0% and 200% of the target performance shares will be eligible to vest based on the achievement of minimum, target and maximum TSR goals relative to the TSR achieved by the Peer Groups. The minimum, target and maximum TSR goals are the achievement of a TSR during the performance period that places the Company in the 25th, 50th or 80th percentile, respectively, of the TSRs achieved during the performance period by the companies in the Peer Groups.
The number of performance shares that vest will be further adjusted upward by (1) 0.05% for each 1 basis point (up to 300 basis points) by which the TSR exceeds the TSR of the highest performing member of the Primary Net Lease Peer Group, and (2) by 0.1% for each 1 basis point (up to 100 basis points) by which the TSR exceeds the TSR of the highest performing member of the Primary Net Lease Peer Group by 300 basis points, subject to an aggregate cap on such increase of 25%. In addition, the number of performance shares that vest will be further adjusted downward by (1) 0.05% for each 1 basis point (up to 300 basis points) by which the TSR is less than the TSR of the lowest performing member of the Primary Net Lease Peer Group, and (2) by 0.1% for each 1 basis point (up to 100 basis points) by which the TSR is less than the TSR of the lowest performing member of the Primary Net Lease Peer Group by 300 basis points, subject to a cap on such decrease of 25%. However, if our TSR is negative, in no event will more than 100% of the target number of performance shares fully vest and be earned.
If Mr. Hsieh, or any of our Named Executive Officers, voluntarily terminate their employment with the Company without "good reason" prior to the vesting of any performance share, all unvested performance share will be forfeited in its entirety.
If an executive experiences a termination of employment without “cause” or for “good reason” during the performance period, then 100% of the target performance shares will vest immediately prior to such termination; therefore, in connection with Messrs. Nolan, Joseph and Messmann's terminations in 2017 and 2018, their outstanding performance share awards vested at target. In addition, upon a change in control of our Company, the performance shares will vest based on the Company’s achievement of TSR goals as of the change in control.
Each performance share award also entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that vest, had such shares been outstanding on the record date(s) that occur over the period from the applicable grant date through the issuance of the shares, if any.
2015 Performance Share Awards Earned Based on Performance through 2017. In 2015, we granted performance share awards that were eligible to vest at the end of 2017 based on our TSR performance relative to the TSR achieved by two set peer groups during the 2015—2017 performance period. Because we did not achieve threshold performance, the full number of outstanding performance shares expired without vesting.

STOCK OWNERSHIP AND RETENTION GUIDELINES
The Company has adopted stock ownership guidelines for our Named Executive Officers. We believe that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our stockholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its stockholders. The guidelines require the Named Executive Officers to own the lesser of a minimum number of shares of stock or value as a percentage of base salary. Each officer is expected to satisfy the applicable ownership requirement within five (5) years after first becoming subject to the guidelines. The table below reflects the current stock ownership guidelines:

Position	Percentage of Base Salary	Minimum Number of Shares
Chief Executive Officer	500%	240,000
Chief Financial Officer	300%	72,500
Chief Operations Officer	300%	92,500
Executive Vice President	200%	34,500
The types of ownership arrangements counted towards the guidelines are: common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member and unvested restricted stock and performance share awards to the extent they will result in the issuance of common stock to the officer at the time of determination.
All of the Named Executive Officers currently employed by us are in compliance with the stock ownership guidelines due to the outstanding time available under the five (5) year ownership requirement guidelines.
RETIREMENT SAVINGS
We have established a 401(k) retirement savings plan for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide a safe harbor matching contribution equal to 100% of elected contributions up to 3% plus 50% of elective contributions between 3% and 5% of eligible compensation. Additionally, these matching contributions are 100% vested as of the date on which the contribution is made. We believe that providing a vehicle for tax- deferred retirement savings through our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incents our employees, including our Named Executive Officers, in accordance with our compensation policies. The plan also allows employees to contribute on an after-tax basis through Roth 401(k) contributions.
EMPLOYEE BENEFITS AND PERQUISITES
All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including:

•	Medical and dental benefits, as well as vision discounts;

•	Medical and dependent care flexible spending accounts;

•	Short-term and long-term disability insurance;

•	Accidental death and dismemberment insurance; and

•	Life insurance.
We paid each of our Named Executive Officers’ medical and dental premiums in full for 2017, under a plan which is also made available to all of our employees. We design our employee benefits programs to be affordable and competitive in relation to the market, and we modify our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.
These benefits are provided to our Named Executive Officers on the same general terms as they are provided to all of our full-time employees, with the exception of certain additional supplemental long-term disability insurance, which covers participating executives (including our Named Executive Officers). We may also reimburse certain of our Named Executive Officers for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement, individual life insurance policies, annual physical exams, and/or for costs associated with relocating and/or temporary living expenses. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.
We may provide perquisites or other personal benefits in limited circumstances, where we believe it is appropriate to assist an individual Named Executive Officer in the performance of his duties, to make our Named Executive Officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be approved and subject to periodic review by our Compensation Committee. We do not expect these perquisites to be a material component of our compensation program.
SEVERANCE AND CHANGE OF CONTROL-BASED COMPENSATION
As more fully described below under the caption “Potential Payments Upon Termination or Change of Control,” the employment agreements with our Named Executive Officers that were in effect during 2017 provided for certain payments and/or benefits upon a qualifying termination of employment or in connection with a change of control. We believe that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our Named Executive Officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our Company in all situations.Mr. Nolan and Ms. Greenstreet terminated their employment in 2017 and Messrs. Joseph and Messmann terminated their employment in 2018, and in connection with their terminations each received the severance payments and benefits provided in their respective employment agreements upon a termination without cause, as well as accelerated vesting of performance share awards (pursuant to the terms of their respective award agreements). These are described and quantified below under "Potential Payments Upon Termination or Change in Control."
TAX AND ACCOUNTING CONSIDERATIONS
Code Section 162(m): Section 162(m) of the Code, disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for “covered employees”. Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the determination of the covered employees was generally expanded.
We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of our tax status as a REIT, the loss of a deduction under Section 162(m) of the Code may not affect the amount of federal income tax payable by us. However, if any portion of an executive’s compensation is subject to limitation under Section 162(m), the loss of this deduction will increase our earnings and profits for 2017 and, accordingly, increase the amount of distributions paid in 2017 that would be characterized as dividends. In approving the amount and form of compensation for our Named Executive Officers in the future, the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code, we may not be able to take a deduction for any compensation in excess of $1 million that is paid to covered employees.
Code Section 409A: Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.
Code Section 280G: Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code, or Section 4999, imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long- term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers, our Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. The Board has adopted a policy that the Company will not enter into in the future, any new plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed under Section 4999 of the Code by operation of Section 280G of the Code.
Accounting for Stock-Based Compensation: We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, performance share awards and other equity-based awards under our equity incentive award plans are accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
COMPENSATION TABLES
Summary Compensation Table: The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2017, 2016 and 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Jackson Hsieh President and Chief Executive Officer	2017	773,012(6)	669,021	8,522,067	580,599	136,710	10,681,409
	2016	175,224	1,000,000	7,122,775	—	267,734	8,565,733
Jay Young, Executive Vice President and General Counsel	2017	340,000	204,000	339,996	93,316	5,720	983,032
	2016	222,917	107,250	511,769	211,535	4,875	1,058,346
Phillip D. Joseph, Jr., Former Executive Vice President, Chief Financial Officer and Treasurer	2017	415,000	155,526	996,008	194,090	25,850	1,786,474
	2016	415,000	149,400	1,416,189	439,833	266,461	2,686,883
	2015	283,590	100,000	1,127,969	387,448	102,602	2,001,609
Boyd Messmann, Former Executive Vice President and Chief Acquisitions Officer	2017	375,000	140,625	749,995	82,742	16,114	1,364,476
	2016	187,115	357,500	355,238	352,592	0	1,252,445
Thomas H. Nolan, Jr., Former Chief Executive Officer	2017	271,250(5)	—	10,362,139	171,534	4,535,448	15,340,371
	2016	775,000	639,375	4,257,643	1,152,555	42,439	6,867,012
	2015	775,000	135,850	3,773,463	1,426,000	41,522	6,151,835
Michelle Greenstreet, Former Executive Vice President and Chief Administrative Officer	2017	237,800(5)	—	442,198	—	278,735	958,733
(1) The 2017 Bonus Program consists of two separate categories. The first category is discretionary and based on individual performance. The second category is objective and based on achievement of pre-approved performance criteria of the Company. The annual cash bonus has a pay mix split of 30% individual performance and 70% company financial performance metrics. The amounts under this category represent annual cash bonuses determined by the Compensation Committee, or in the case of the CEO, by the Board, based on a subjective performance review of the Named Executive Officers’ individual performance (i.e. the first category). This category represents the amounts payable with respect to the 30% individual performance. Ms. Greenstreet's bonus is included under the "All Other Compensation" column. See “Compensation Discussion and Analysis - 2017 Executive Compensation - Annual Performance-Based Compensation” for a detailed discussion of the 2017 Bonus Program.
(2) Amount represents the grant date fair value of restricted stock awards and performance share awards granted during the applicable year. Grants remain subject to vesting and/or forfeiture pursuant to their terms. Amounts were calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted stock awards and performance share awards made to Named Executive Officers, refer to Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. The grant date fair value of the performance share awards is based on the probable outcome of achieving the performance conditions. The maximum potential value of the performance share awards granted to Messrs. Hsieh, Young, Joseph and Messmann are $2,750,014, $294,116, $1,244.739, and $937,494 assuming the Company achieves the maximum TSR during the performance period. Information with respect to vesting of these awards is disclosed in the Grants of Plan Based Awards table and the accompanying notes. Mr. Hsieh's 2017 value includes a one-time restricted stock award with a value equal to $3,965,000

(based on market close on the grant date) and a one-time performance share award with a value of $2,357,066 (based on market close price on the grant date) for the period of May 7, 2017 to May 7, 2020. Mr. Hsieh's 2016 value includes a one-time restricted stock award grant with a value equal to $4,750,000 based on market close on September 7, 2016 awarded in connection with his new hire as President and COO of the Company and to account for equity Mr. Hsieh forfeited upon his departure from his previous employer, Morgan Stanley. In addition, with respect to Mr. Nolan and Ms. Greenstreet, amounts reflect $6,874,639 and $224,698, which is the incremental fair value associated with the acceleration of their restricted stock awards and performance share awards in connection with their terminations of employment in 2017.
(3) The 2017 Bonus Program consists of two separate categories. The first category is discretionary and based on individual performance. The second category is objective and based on achievement of pre-approved performance criteria of the Company. The annual cash bonus has a pay mix split of 30% individual performance and 70% company financial performance metrics. The amounts under this category represent amounts awarded in connection with the achievement of pre-approved performance criteria of the Company (AFFO per share, Debt to EBITDA, Occupancy, and Acquisitions) (i.e. the second category). This category represents the amounts payable with respect to the 70% objective company performance. See “Compensation Discussion and Analysis - 2017 Executive Compensation - Annual Performance-Based Compensation” for a detailed discussion of the 2017 Bonus Program.
(4) Includes compensation and perquisites paid to, or on behalf of, our Named Executive Officers during 2017 as described under “All Other Compensation” below. The amounts reported for 2016 revise the amounts previously disclosed in our Summary Compensation Table contained in our proxy statement filed with the Securities and Exchange Commission in 2016.
(5) Represents actual salary paid in 2017 through the executive's termination.
(6) Represents salary received in 2017, Mr. Hsieh's salary increased to $875,000 in connection with his promotion to CEO.
All Other Compensation:

Name	401(k) Plan Company Contributions ($)(a)	Life Insurance ($)(b)	Supplemental Long-Term Disability ($)(c)	Physical Exam ($)(d)	Payments in Regard to Termination of Employment (4)(e)	Cash Payments with Respect to Awards ($)(f)	Total ($)
Jackson Hsieh	2,917	36,502	4,321	2,970		90,000	136,710
Jay Young			5,720				5,720
Phillip D. Joseph, Jr.	10,800	3,095	8,985	2,970			25,850
Boyd Messmann	10,800		5,314				16,114
Thomas H. Nolan, Jr.	8,500	21,334	4,098	2,970	4,498,546		4,535,448
Michelle Greenstreet	10,800		4,393		263,542		278,735
(a) Amounts represent Company safe harbor matching contributions to the accounts of our Named Executive Officers in the Company’s 401(k) plan; Mr. Young did not contribute to the 401(k) plan in 2017.
(b) Amounts represent life insurance premiums paid by the Company for policies on behalf of our Named Executive Officers.
(c) Amounts represent premium payments plus related tax gross-up payments by the Company for supplemental long-term disability insurance policies for our Named Executive Officers.
(d) Amounts reported represent Company paid amounts for executive physical expenses plus gross-up payments for Named Executive Officers.
(e) Represents severance cash compensation, healthcare coverage and dividend equivalent rights (if applicable) paid in connection with separation from the Company. For Mr. Nolan these payments are being paid over a 72-month period ending in 2020 and includes payments for 36 months of healthcare premiums.
(f) Amount represents cash payments made with respect to restricted share awards to account for dividends that would have been paid had Mr. Hsieh's restricted stock award been granted on his promotion date.

Grants of Plan-Based Awards in 2017

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Jackson Hsieh	N/A	535,938	1,071,875	2,143,750
	7/25/17				250,000	500,000	1,250,000
	7/25/17							500,000	3,956,000
	3/2/17				50,692	101,383	253,458
	3/2/17							101,383	1,100,000
Jay Young	N/A	89,250	178,500	316,540
	3/2/17				7,834	15,668	39,170
	3/2/17							15,668	169,998
Phillip D. Joseph, Jr.	NA	181,563	363,125	581,000
	3/2/17				22,950	45,899	114,748
	3/2/17							45,899	498,004
Boyd Messmann	N/A	164,063	328,125	525,000
	3/2/17				17,281	34,562	86,405
	3/2/17							34,562	374,998
Thomas H. Nolan, Jr.	N/A	474,688	949,375	1,627,500
	3/2/17				80,357	160,714	401,785
	3/2/17							160,714	1,743,755
Michelle Greenstreet	3/2/17	N/A	217,500	290,000
	3/2/17							20,046	217,499

(1)
The amounts shown represent the potential value of Company performance based cash bonus awards that could have been earned for 2017 (and paid in 2018) under the 2017 Bonus Program. Under the 2017 Bonus Program, each executive was eligible to earn a cash bonus based on our achievement in 2017 of Company performance goals relating to (i) AFFO per share, (ii) debt to EBITDA ratio, (iii) weighted average occupancy levels of our owned real estate assets, (iv) acquisition volume and (v) individual performance. Each executive’s bonus opportunity was weighted among these performance goals as set forth above.

At the threshold, target and maximum levels of achievement of the performance goals, Mr. Nolan could have earned a bonus equal to 87.5%, 175% and 300%, respectively, of his annual base salary, Mr. Hsieh could have earned a bonus equal to 87.5%, 175% and 350%, respectively, of his annual base salary and Mr. Young could have earned a bonus equal to 37.5%, 75% and 133%, respectively, of his annual base salary. For Messrs. Joseph and Messmann, at the threshold, target and maximum levels of achievement, they could have each earned a bonus equal to 62.5%, 125% and 200%, respectively, of their respective annual base salaries, Ms. Greenstreet participated in a 100% discretionary program based on her performance for the year. Please also see “Compensation Discussion and Analysis - 2017 Executive Compensation - Annual Performance-Based Compensation” for a detailed discussion of the 2017 Bonus Program.

(2)
The performance share awards were awarded in 2017 for the performance period running from January 1, 2017 through December 31, 2019 (and with respect to the one-time performance award granted in connection with Mr. Hsieh's promotion, May 7, 2017 to May 7, 2020). The target number of shares was granted to each Named Executive Officer. The “threshold” number of shares represents approximately 50% of the performance shares granted, which is the number of shares that would vest based on achieving the minimum TSR goal during the performance period relative to that of the Peer Group, as adjusted downward by a factor of 25% of such shares based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. The “target” number of shares represents 100% of the performance shares granted, which is the number of shares that would vest based on achieving the target TSR goal during the performance period relative to that of the applicable Peer Group, and not adjusted based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. The “maximum” number of shares shown is 250% of the performance shares granted, which is the number of shares that would vest based on achieving the maximum TSR goal during the performance period relative to that of the applicable Peer Group, as adjusted upward by a factor of 25% of such shares based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. Please see the section “Compensation Discussion and Analysis-2017 Executive Compensation-Performance Share Awards” for a detailed discussion of the performance share awards.

(3)
Amounts represent the grant date fair value of restricted common stock awards granted during 2017, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards and performance share awards made to Named Executive Officers, refer to Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table: The following provides a description of the material terms of each Named Executive Officer’s employment agreement that was in effect in 2017. Mr. Nolan's employment with the Company terminated effective May 8, 2017; Mr. Joseph's employment with the Company terminated effective April 20, 2018; Mr. Messmann's employment with the Company terminated effective February 23, 2018; and Ms. Greenstreet's employment with the Company terminated effective October 27, 2017.
In addition to the terms described below, each of the employment agreements also provide for certain payments and benefits upon a termination without “cause,” for “good reason” (each, as defined in the applicable employment agreement) or as a result of the Company’s non-extension of the employment term, which are described under the caption “Potential Payments Upon Termination or Change of Control” below.

Jackson Hsieh
Employment Agreement for President and Chief Executive Officer Position:
Pursuant to his employment agreement, Mr. Hsieh serves as President and Chief Executive Officer of the Company. The term of his employment agreement will expire (unless earlier terminated) on May 7, 2020 and will automatically renew for additional one-year terms. During the employment term, Mr. Hsieh will receive a base salary at an annual rate of not less than $875,000, which is subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Hsieh is eligible to receive an annual cash performance bonus targeted at 175% of his base salary (with a maximum bonus opportunity equal to 350% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2017 were the criteria of the 2017 Bonus Program discussed above. Under his employment agreement, for 2017 Mr. Hsieh was entitled to receive an annual cash performance bonus of $750,000. In February 2018, we increased Mr. Hsieh’s annual base salary to $900,000 and maintained his bonus target and maximum at 175% and 350%, respectively, of his base salary. Additionally, Mr. Hsieh is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company, and the value of his equity awards is targeted at 550% of his base salary.
In recognition of his appointment as CEO, the Company granted Mr. Hsieh an award of 500,000 restricted shares of stock vesting 33.3% on May 7, 2018, 33.3% on May 7, 2019 and 33.4% on May 7, 2020, and an award of performance shares with a target number of 500,000 shares vesting as a one-time cliff on May 7, 2020.
If Mr. Hsieh voluntarily terminates his employment with the Company without "good reason" prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.
Under his employment agreement, Mr. Hsieh is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $3.5 million term life insurance policy, up to $2,000 per year for an annual physical examination and up to $20,000 in legal fees in connection with review and negotiation of his employment agreement. Lastly, the Company paid him $90,000 equal to dividends which would have been due in Q2 of 2017 had his restricted shares been granted on the date of his promotion.
Mr. Hsieh's employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.
Employment Agreement for President and Chief Operating Officer position:
Mr. Hsieh served as President and Chief Operating Officer of the Company beginning on September 7, 2016. The term of his employment agreement was to expire (unless earlier terminated) on September 7, 2019 and would have automatically renewed for additional one-year terms. During the employment term, Mr. Hsieh received a base salary at an annual rate of not less than $550,000 which was subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Hsieh was eligible to receive an annual discretionary cash performance bonus targeted at 150% of his base salary (with a maximum bonus opportunity equal to 250% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2017 were the criteria of the 2017 Bonus Program discussed above. Under his employment agreement, for 2017 Mr. Hsieh was entitled to receive an annual cash performance bonus of $750,000. In February 2017, we maintained Mr. Hsieh’s annual base salary at $550,000 and maintained his bonus target and maximum at 150% and 250%, respectively, of his base salary.
In connection with entering into his employment agreement, we granted Mr. Hsieh: (i) a one-time award of restricted stock with a value equal to $4,750,000 vesting as follows: 34.7% on September 7, 2018, 50% September 7, 2019; and 15.3% on September 7, 2020, to account for equity Mr. Hsieh forfeited upon his departure from his previous employer, Morgan Stanley; (ii) an award of restricted stock with a value equal to $1,100,000 vesting ratably over three years from the grant date (September 7, 2016); and (iii) an award of performance shares with a target number of performance shares with a value equal to $1,100,000 as of the grant date vesting as follows: a one-time cliff after three years from the beginning of the performance period (January 1, 2017) and based on the achievement of applicable performance goals. Additionally, Mr. Hsieh was eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company.
Under his employment agreement, Mr. Hsieh was eligible to participate in customary health, welfare and fringe benefit plans. He was also entitled to receive Company-paid premiums for a $3.5 million term life insurance policy and up to $2,000 per year for an annual physical examination.

Jay Young
Pursuant to his employment agreement, Mr. Young serves as Executive Vice President, General Counsel and Corporate Secretary of the Company. The term of his employment agreement will expire (unless earlier terminated) on April 25, 2019 and will automatically renew for additional one-year terms. During the employment term, Mr. Young will receive a base salary at an annual rate of not less than $325,000 which is subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Young is eligible to receive an annual discretionary cash performance bonus targeted at 75% of his base salary (with a maximum bonus opportunity equal to 133% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2017 were the criteria of the 2017 Bonus Program discussed above. In February 2017, we increased Mr. Young’s annual base salary to $340,000 and maintained his bonus target and maximum at 75% and 133%, respectively, of his base salary.
In connection with entering into his employment agreement, we granted Mr. Young: (i) an award of restricted stock of the Company’s common stock with a value equal to $321,875 vesting ratably over three years from the grant date (May 11, 2016); and (ii) an award of performance shares with a target number of performance shares equal to $121,875 as of the grant date vesting as a one-time cliff after three years from the beginning of the performance period and based on the achievement of applicable performance goals. Additionally, Mr. Young is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company, and the value of his equity award is targeted at not less than 75% of his base salary. Under his employment agreement, Mr. Young is eligible to participate in customary health, welfare and fringe benefit plans. Mr. Young’s employment agreement contains customary confidentiality, non-solicitation, non-disparagement and inventions/intellectual property provisions.
On April 3, 2018, Mr, Young entered into an amended and restated employment agreement, which amended and restated the the employment agreement that became effective in connection with hiring Mr. Young in April 2016 (as described above). Pursuant to the amended and restated employment agreement, the initial term is three years with automatic one year extension periods. During the employment term, Mr. Young will receive a base salary at an annual rate not less than $355,000. Mr. Young is eligible to receive an annual cash discretionary incentive payment under the Company’s annual bonus plan on a target bonus opportunity equal to 125% of Mr. Young's annual base salary and a maximum bonus opportunity of 200% of Mr. Young's annual base salary upon attainment of one or more pre-established performance goals established by Board or a committee thereof. It is expected that beginning in 2019 the target date-of-grant value of Mr. Young's annual long-term incentive awards will be 200% of his annual base salary granted in equal portions of one-half as time-vesting restricted stock grants, vesting ratably over three years (one-third per year from the date of grant) and one-half as performance shares, cliff vesting after three years from the beginning of the performance period based on the achievement of applicable performance goals.
If Mr. Young voluntarily terminates his employment with the Company without "good reason" prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.
Under his amended and restated employment agreement, Mr. Young is eligible to participate in customary health, welfare and fringe benefit plans. He was also entitled to receive Company-paid premiums for a $1 million term life insurance policy and up to $2,000 per year for an annual physical examination.
Phillip D. Joseph, Jr.
Pursuant to his employment agreement, Mr. Joseph served as Executive Vice President and Chief Financial Officer of the Company. His employment agreement terminated on April 20, 2018. During the employment term Mr. Joseph was entitled to receive a minimum annual base salary of $415,000, which was subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Joseph was eligible to receive an annual discretionary cash performance bonus targeted at 125% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2017 were the criteria of the 2017 Bonus Program discussed above.
In connection with entering into his employment agreement, we granted Mr. Joseph a restricted stock award and a performance share award, each with a value equal to $500,000. The restricted stock award vested in substantially equal one-third installments on each of the first three anniversaries of March 1, 2015, subject to Mr. Joseph’s continued employment. The performance share award covered the three-year performance period beginning January 1, 2015. Additionally, Mr. Joseph was eligible to receive equity and other long-term incentive awards under any plans adopted by the Company, and the value of his equity awards was targeted at not less than 250% of his base salary.
Under his employment agreement, Mr. Joseph was eligible to participate in customary health, welfare and fringe benefit plans. He was also entitled to receive Company-paid premiums for a $2 million term life insurance policy and up to $2,000 per year for an annual physical examination.
Mr. Joseph’s employment agreement contained customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Boyd Messmann
Pursuant to his employment agreement, Mr. Messmann served as Executive Vice President and Chief Acquisition Officer of the Company. His employment agreement terminated on February 23, 2018. During the employment term, Mr. Messmann received a base salary at an annual rate of not less than $350,000 which was subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Messmann was eligible to receive an annual discretionary cash performance bonus targeted at 125% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2017 were the criteria of the 2017 Bonus Program discussed above. In February 2017, we increased Mr. Messmann’s annual base salary to $375,000 and maintained his bonus target and maximum at 125% and 200%, respectively, of his base salary.
In connection with entering into his employment agreement, we granted Mr. Messmann an award of restricted stock of the Company’s common stock with a value equal to $250,000 vesting ratably over three years from the grant date (June 24, 2016). Additionally, Mr. Messmann was eligible to receive equity and other long-term incentive awards under any plans adopted by the Company, and the value of his equity awards was targeted at not less than 200% of his base salary.
Under his employment agreement, Mr. Messmann was eligible to participate in customary health, welfare and fringe benefit plans. Mr. Messmann’s employment agreement contained customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.
Thomas H. Nolan, Jr.
Prior to the termination of his employment in May 2017, Mr. Nolan was employed pursuant to the terms and conditions contained in an employment agreement, under which he served as Chief Executive Officer and Chairman of the Board of Directors of our Company. The term of his employment agreement was set to expire on August 27, 2018.
Under his employment agreement, Mr. Nolan’s minimum annual base salary was $775,000, subject to increase at the discretion of our Board. In addition, Mr. Nolan was eligible to receive an annual discretionary cash performance bonus which was targeted at 175% of his base salary (with a maximum bonus opportunity equal to 300% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2017 were the criteria of the 2017 Bonus Program discussed above. Additionally, Mr. Nolan was eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company.
Under his employment agreement, Mr. Nolan was eligible to participate in customary health, welfare and fringe benefit plans. He was also entitled to and received $21,334 per year in Company-paid term life insurance premium payments and $3,445 for an annual physical examination.
Mr. Nolan’s employment agreement contained customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.
Michelle Greenstreet
Pursuant to her employment agreement, Ms. Greenstreet served as Executive Vice President and Chief Administrative Officer of the Company. Her employment terminated on October 27, 2017. During the employment term, Ms. Greenstreet received a base salary at an annual rate of not less than $275,000 which was subject to increase at the discretion of the Board or Compensation Committee. In addition, Ms. Greenstreet was eligible to receive an annual discretionary cash performance bonus targeted at 75% of her base salary (with a maximum bonus opportunity equal to 100% of her base salary) based on her performance for the year. Additionally, Ms. Greenstreet was eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company, and value of her equity awards was targeted at not less than 70% of her base salary. In February 2017, we increased Ms. Greenstreet's annual base salary to $290,000.
Under her employment agreement, Ms. Greenstreet was eligible to participate in customary health, welfare and fringe benefit plans. Ms. Greenstreet's employment agreement contained customary confidentiality, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Outstanding Equity Awards at 2017 Fiscal Year-End: The following table summarizes the number of shares of our common stock and other securities underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2017. Ms. Greenstreet and Mr. Nolan did not hold any unvested awards as of December 31, 2017.

Name	Grant Date	Stock Awards: Shares Not Vested (#)	Market Value Shares Not Vested ($) (1)	Equity Incentive Plan Awards: Unearned Performance Shares Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Unearned Performance Shares Not Vested ($) (1)
Jackson Hsieh	9/07/16	395,053(4)	3,389,555	79,251(2)	679,974
	3/02/17	101,383(3)	869,866	101,383(2)	869,866
	7/25/17	500,000(5)	4,290,000	297,234(2)	2,550,268
Jay Young	5/11/16	19,090(3)	163,792	10,843(2)	93,033
	3/02/17	15,668(3)	134,431	15,668(2)	134,431
Phillip D. Joseph, Jr.(6)	4/20/15	14,124(3)	121,184
	2/22/16	31,044(3)	266,358	55,800(2)	478,764
	3/02/17	45,899(3)	393,813	45,899(2)	393,813
Boyd Messmann(6)	6/24/16	19,396(3)	166,418
	3/02/17	34,562(3)	296,542	34,562(2)	296,542

(1)
The market value of shares of our common stock that have not vested is calculated based on the closing trading price of our common stock ($8.58) as reported on the NYSE on December 29, 2017, the last trading day of 2017.

(2)
In accordance with the SEC rules, the number of performance shares shown for 2016 and the March 2, 2017 awards represents the number of performance shares that may be earned during the performance period based on threshold performance compared to the Peer Group and not adjusted based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. The number of performance shares shown for July 2017 award represents the number of performance shares that may be earned during the performance period based on maximum performance compared to the Peer Group and adjusted by a factor of 25% based the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. See the section “Compensation Discussion and Analysis - 2017 Executive Compensation - Performance Share Awards” for a detailed discussion of the performance share awards.

(3)
Represents a restricted stock award that will vest in three equal annual installments, generally on the first through third anniversaries of the date of grant, subject to the executive’s continued employment with the Company through the applicable vesting date(s) and conditions of the grant agreement.

(4)
Represents an additional one-time new hire restricted stock award grant that will vest 34.7% on September 7, 2018, 50% on September 7, 2019, and 15.3% on September 7, 2020, subject to Mr. Hsieh’s continued employment with the Company through the applicable vesting date(s) and conditions of his grant agreement.

(5) Represents one-time promotion related restricted stock award grant that will vest pro rata on May 7, 2018, May 7, 2019 and May 7, 2020 subject to Mr. Hsieh's continued employment with the Company through the applicable vesting date(s) and conditions of his grant agreement.
(6) Mr. Joseph's and Mr. Messmann's outstanding restricted stock awards fully vested, and their outstanding performance share awards vested at target, in connection with the executive's termination of employment in April 2018 and February 2018, respectively.

2017 Option Exercises and Stock Vested: We have not granted any stock options to our Named Executive Officers. The following table summarizes vesting of restricted stock and performance share awards applicable to our Named Executive Officers during the year ended December 31, 2017:

Name	Shares Acquired Upon Vesting (#) (1)	Value Realized On Vesting ($) (2)
Jackson Hsieh	26,417	229,564
Jay Young	9,546	70,743
Phillip D. Joseph, Jr.	29,647	313,683
Boyd Messmann	9,698	73,123
Thomas H. Nolan, Jr.	947,698(3)	7,599,609
Michelle Greenstreet	39,867(4)	345,867

(1)	Represents restricted stock and performance shares that vested in 2017.

(2)	Amounts shown are based on the fair market value of our common stock on the applicable vesting date.

(3)	Included in this amount are 466,667 performance shares and 308,651 shares of restricted stock that were accelerated in connection with Mr. Nolan's termination.

(4)	Included in this amount are 31,826 shares of restricted stock that were accelerated in connection with Ms. Greenstreet's departure from the Company.
Potential Payments upon Termination or Change of Control:
Employment Agreements: Under the employment agreements in place during 2017 for Messrs. Hsieh, Young, Joseph, Messmann, Nolan and Ms. Greenstreet, if the executive’s employment had been terminated by the Company without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or by reason of the Company’s failure to extend the term of the executive’s employment agreement at the end of the initial three-year employment term or at the end of the one-year extension period(s) thereafter, then in addition to any accrued amounts such executives would be entitled to receive additional severance payments as outlined below.
Mr. Hsieh would be entitled to receive the following:

(1)
lump-sum totaling two times Mr. Hsieh’s annual base salary then in effect (unless termination is within 60 days prior to, on, or within 24 months following a change in control, in which case three times Mr. Hsieh’s annual base salary);

(2)
a lump-sum payment equal to Mr. Hsieh’s earned but unpaid annual bonus for the prior year, plus a pro-rata portion of Mr. Hsieh’s bonus earned in the year of termination, and an amount totaling two times Mr. Hsieh's target bonus (unless termination is within 60 days prior to, on, or within 24 months following a change in control, in which case three times Mr. Hsieh's target bonus);

(3)     accelerated vesting of any equity awards;
(4)     up to 24 months of continued health care premiums for Mr. Hsieh and his eligible dependents; and

(5)
If the termination occurs in 2017, an amount equal to 202,766 multiplied by the per share closing price of the Company’s stock on the last trading day immediately prior to the termination date (the "Stock Bonus").

Mr. Young would be entitled to receive the following:

(1)	Lump-sum totaling one times Mr. Young’s annual base salary then in effect;

(2)
a lump-sum payment equal to a pro-rata portion of Mr. Young's bonus earned in the year of termination (but only in the event of termination by the Company "without cause" or by Mr. Young for "good reason"), and any earned but unpaid annual bonus from the prior year; and

(3)	accelerated vesting of any equity awards.
Under Mr. Young's amended and restated employment agreement entered into on April 3, 2018, Mr. Young would be entitled to received the following:

(1)	lump-sum totaling two times Mr. Young’s annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Young’s target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Mr. Young's bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any equity awards, and

(5)	up to 12 months of continued health care premiums for Mr. Young and his eligible dependents.

Mr. Joseph would be entitled to receive the following:

(1)	lump-sum totaling two times Mr. Joseph’s annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Joseph’s target bonus for the year of termination, plus a pro-rata portion of Mr. Joseph’s bonus earned in the year of termination;

(3)	accelerated vesting of any equity awards; and

(4)	up to 24 months of continued health care premiums for Mr. Joseph and his eligible dependents.
Mr. Messmann would be entitled to receive the following:

(1)	lump-sum totaling 1.5 times Mr. Messmann’s annual base salary then in effect;

(2)
a lump-sum payment equal to the pro-rata portion of Mr. Messmann’s bonus earned in the year of termination (but only in the event of termination by the Company without "cause" or by Mr. Messmann for "good reason"), and any earned but unpaid annual bonus from the prior year; and

(3)	accelerated vesting of any equity awards.
Mr. Nolan would be entitled to receive the following:

(1)
continuation payments totaling three times Mr. Nolan’s annual base salary then in effect, payable over the 36-month period following the termination of employment (unless such termination is within one year after a change in control in which case the severance is payable in a lump sum);

(2)
a lump-sum payment equal to Mr. Nolan's annual bonus paid in the prior year, plus a pro-rata portion of Mr. Nolan’s bonus earned in the year of termination, and any earned but unpaid annual bonus from the prior year;

(3)	accelerated vesting of any equity awards; and

(4)	up to 36 months of continued health care premiums for Mr. Nolan and his eligible dependents.
Ms. Greenstreet would be entitled to receive the following:

(1)	lump-sum totaling one time Ms. Greenstreet’s annual base salary then in effect;

(2)	accelerated vesting of any equity awards; and

(3)
a lump-sum payment equal to Ms. Greenstreet's earned but unpaid annual bonus from the prior year, plus a pro-rata portion of Ms. Greenstreet's bonus earned in the year of termination (but only in the event of termination by the Company without "cause" or by Ms. Greenstreet for "good reason").

Each executive’s right to receive the severance payments described above is subject to continued compliance with certain restrictive covenants and his or her delivery of an effective general release of claims in favor of the Company.
Furthermore, under the employment agreements in place during 2017 for Messrs. Nolan, Joseph, Hsieh, Messmann, Young and Ms. Greenstreet, in the event that the executive is terminated by reason of his or her death or disability, the executive would be entitled to receive, in addition to payment of accrued compensation and benefits through the date of termination, an amount equal to any earned but unpaid prior year’s bonus and also an amount equal to the annual bonus each for the year in which the termination occurs, pro-rated for the portion of the year of termination during which the executive was employed with the Company and accelerated vesting of all equity awards. In addition, in the event that Mr. Hsieh was terminated by reason of his death or disability prior to January 1, 2018, he would have been entitled to receive the Stock Bonus.
If an executive is terminated by the Company without “cause” or voluntarily terminates his or her employment with the Company for “good reason” during the performance period for the performance shares, then 100% of the target performance shares will vest immediately prior to such termination. In addition, upon a change in control of the Company, the performance shares will vest based on the Company’s achievement of the performance goals as of the change in control.
If an executive voluntarily terminates his or her employment with the Company without "good reason" prior to the vesting of any restricted stock or performance shares, the unvested restricted stock and/or performance shares will be forfeited in their entirety.
Thomas Nolan: In connection with the termination of his employment in May 2017, we paid Mr. Nolan the severance payments and benefits for which he was eligible under his employment agreement and equity award agreements, including the following, subject in certain cases to continued compliance with restrictive covenants contained in his employment agreement and Mr. Nolan’s timely execution and non-revocation of a general release of claims against the Company:

•
continuation payments totaling approximately $2.325 million, which equal three times Mr. Nolan’s annual base salary in effect at the time of his termination, payable over the 36-month period following the termination of employment;

•
a lump-sum payment equal to the annual bonus paid to Mr. Nolan in 2016, or $1,561,850, plus continued eligibility to receive a pro-rata portion of Mr. Nolan’s bonus for 2017 (based on the actual achievement of applicable performance goals);

•	accelerated vesting of 308,651 restricted shares;

•	accelerated vesting of 466,667 performance shares (i.e., accelerated vesting of his outstanding performance share awards at “target”);

•	a payment of approximately $402,051, payable with respect to dividend equivalents granted in tandem with the performance shares that vested in connection with his termination; and

•	up to 36 months of continued health care premiums for Mr. Nolan and his eligible dependents.
Michelle Greenstreet: In connection with the termination of her employment in October 2017, we paid Ms. Greenstreet the following severance payments and benefits, including the following (for which Ms. Greenstreet was required to execute a general release of claims against the Company in order to receive);

•	An amount equal to $263,542 for the pro rata annual bonus for 2017; and

•	Accelerated vesting of 31,826 shares of her outstanding restricted stock awards.
Boyd Messmann: In connection with the termination of his employment in February 2018, we paid Mr. Messmann the severance payments and benefits for which he was eligible under his employment agreement and equity award agreements, including the following, subject in certain cases to continued compliance with restrictive covenants contained in his employment agreement and Mr. Messmann’s timely execution and non-revocation of a general release of claims against the Company:

•	An amount equal to one and a half times his base salary, or $562,500;

•	An amount equal to the prior year cash bonus, or $223,367;

•	An amount equal to his pro-rata bonus for 2018, in an amount to be determined;

•	Accelerated vesting of 42,437 restricted stock awards and 34,562 of performance share awards;

•	a payment of approximately $24,884 payable with respect to dividend equivalents granted in tandem with the performance shares that vested in connection with his termination; and

•	Up to 24 months of continued healthcare premiums for Mr. Messmann and his eligible dependents.
Phillip D. Joseph, Jr.: In connection with the termination of his employment in April 2018, we expect to pay Mr. Joseph the severance payments and benefits for which he is eligible under his employment agreement and equity award agreements, including the following, subject in certain cases to continued compliance with restrictive covenants contained in his employment agreement and Mr. Joseph's timely execution and non-revocation of a general release of claims against the Company:

•	An amount equal to two times his base salary, or $830,000;

•	An amount equal to his target bonus, or $518,750;

•	An amount equal to his pro-rata bonus for 2018, in an amount to be determined;

•	Accelerated vesting of 74,815 shares of restricted stock and 144,142 performance shares;

•	a payment with respect to dividend equivalents granted in tandem with the performance shares that vested in connection with his termination; and

•	Up to 24 months of continued healthcare premiums for Mr. Joseph and his eligible dependents.

Equity Awards: The restricted stock award agreements covering the restricted stock awards granted to each of our Named Executive Officers provide for accelerated vesting of these awards upon a termination by the Company without “cause” or by the employee for “good reason”, or as a result of the Company’s non-extension of the employment term under the executive’s employment agreement.
Summary of Potential Payments: In accordance with SEC rules, the following table summarizes the payments that would be made to certain of our Named Executive Officers upon the occurrence of certain qualifying terminations of employment, assuming such Named Executive Officer’s termination of employment with the Company occurred on December 31, 2017 and, where relevant, that a change of control of the Company occurred on December 31, 2017. With respect to Mr. Nolan, Mr. Messmann and Ms. Greenstreet, however, amounts shown in the table below reflect the actual amounts he or she received upon termination.  Pursuant to SEC rules, due to the fact that Mr. Joseph was our principal financial officer at the time of his termination, the table below reflects all the potential payments he would have been entitled to receive, rather than what he actually received upon his termination in 2018. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the Named Executive Officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Termination Upon Death or Disability ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (No Change of Control) ($)	Change of Control (No Termination) ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (Change of Control) ($)
Jackson Hsieh	Cash Severance (1)	4,802,232	8,083,482(6)		10,489,732(6)
	Accelerated Vesting of Restricted Stock (2)	8,549,421	8,549,421		8,549,421
	Accelerated Vesting of Performance Shares (3)	4,528,298	4,528,298	4,290,000	4,528,298
	Healthcare coverage		30,711		30,711
	Life Insurance (Death only)	3,500,000
	Total	21,379,951	21,191,912	4,290,000	23,598,162
Jay Young	Cash Severance (1)	255,000	595,000(7)		595,000(7)
	Accelerated Vesting of Restricted Stock (2)		298,224		298,224
	Accelerated Vesting of Performance Shares (3)		252,299		252,299
	Total	255,000	1,120,688	—	1,145,523
Phillip D. Joseph, Jr.	Cash Severance (1)	518,750	1,867,500		1,867,500
	Accelerated Vesting of Restricted Stock (2)		781,361		781,361
	Accelerated Vesting of Performance Shares (3)		985,940		985,940
	Healthcare coverage		16,209		16,209
	Life Insurance (Death only)	2,000,000
	Total	2,518,750	3,651,010	—	3,651,010
Boyd Messmann(4)	Cash Severance		818,367
	Accelerated Vesting of Restricted Stock		326,765
	Accelerated Vesting of Performance Shares		266,127
	Dividend Equivalent Rights		24,884
	Total		1,436,143
Thomas H. Nolan, Jr.(4)	Cash Severance		4,058,384
	Accelerated Vesting of Restricted Stock		2,324,142
	Accelerated Vesting of Performance Shares		3,916,054
	Healthcare coverage		37,661(5)
	Dividend Equivalent Rights		402,501
	Total		10,701,081
Michelle Greenstreet(4)	Cash Severance		263,542
	Accelerated Vesting of Restricted Stock		495,219
	Total		758,761

(1)	Represents cash severance payments provided under the Named Executive Officer’s employment agreement. Amount assumes that the executive has already received any earned prior year’s bonus.

(2)
Represents the aggregate value of the Named Executive Officer’s restricted common stock that would have vested on an accelerated basis, determined by multiplying the number of shares of restricted stock that would have been accelerated by the fair market value of our common stock on December 29, 2017 ($8.58).

(3)
Represents the aggregate value of the Named Executive Officer’s performance shares that would have vested on an accelerated basis, determined by multiplying the target number of performance shares, including dividends, that would have been accelerated by the fair market value of our common stock on December 29, 2017 ($8.58). In the event of a change in control of our Company, the number of performance shares that would vest is based on the Company’s achievement of the performance goals as of the change in control (which, for purposes of this table, is presumed to occur on December 31, 2017).

(4)	As mentioned above, the amounts in this table show what Mr. Nolan, Ms. Greenstreet and Mr. Messmann actually received In connection with their departures from the Company.

(5)	This amount reflects payment for 36 months of premiums in connection with termination.

(6)	If Mr. Hsieh’s termination of employment is due to non-renewal of his employment agreement, $1,739,732 of the amount reflected above (which is attributed to his Stock Bonus) will not be paid.

(7)
If Mr. Young’s termination of employment is due to non-renewal of his employment agreement, $255,000 of the amount reflected above (which is attributed to his pro-rata bonus for the year of termination) will not be paid.

NON-EMPLOYEE DIRECTOR COMPENSATION
Our Board believes that the compensation paid to our non-employee directors should be competitive with public companies in our industry with similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our stockholders. Accordingly, pursuant to the amended Director Compensation Program effective May 28, 2015, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Mr. Hsieh, the only member of the Board employed by us, does not receive compensation for his service as a director.
CASH COMPENSATION
The cash compensation paid to, or earned by, our non-employee directors in 2017 was comprised of the following three components:

•	Quarterly Board retainer: Each non-employee director received a retainer of $17,500 for each calendar quarter in which he or she served as a director.

•
Quarterly committee chair retainers: The chairs of the Audit, Compensation and Nominating and Corporate Governance Committees each received a retainer of $5,000, $5,000 and $3,750, respectively, for each calendar quarter of service as the chair of such committee. The Lead Independent Director received a retainer of $7,500 for each calendar quarter of service.

•
Quarterly committee retainers: Each non-employee director serving as a non-chair member of the Audit, Compensation and Nominating and Corporate Governance Committees received a retainer of $2,500, $1,875 and $1,562.50, respectively, for each calendar quarter of service as a member of such committee.

•
Board fees: Each non-employee director received $1,500 or $750 for each Board and/or Committee meeting he or she attended in-person or telephonically, respectively. Starting in 2018, each non-employee director will receive payment for Board meetings only.

Each non-employee director had the option to receive all or a portion of the aggregative payments to which such non-employee director was entitled in shares of our common stock.
EQUITY-BASED COMPENSATION
The equity-based compensation paid to our non-employee directors in 2017 consisted of restricted stock awards granted pursuant to our Director Compensation Program. Each non-employee director who was serving on the Board as of the date of the 2017 Annual Stockholders’ meeting received restricted shares of our common stock with a grant date fair value of $85,006, or 11,185 restricted shares at $7.60 value per share on June 28, 2017. Additionally, Mr. Gilchrist was granted a one-time restricted stock award with a grant value of $75,000 in connection with his appointment of Chairman of the Board, and Messrs. Shepherd and Charlton received one-time restricted stock awards with a grant value of $50,000 and $30,000, respectively, in connection with their appointment as members to the Operating Committee*.
The Director Compensation Program also provides for the grant of restricted stock covering a number of shares having a value equal to $85,000 on the date of the director’s initial election or appointment. Restricted stock, which has been granted, will fully vest on the first anniversary of the initial election or appointment. In addition, in connection with approving our Amended and Restated 2012 Incentive Award Plan last year, our stockholders approved a $500,000 limit on the total aggregate value of equity-based awards granted to any non-employee director during any calendar year.
On May 12, 2017, David J. Gilbert resigned from the Board due to restrictions in his current employment regarding service on the board of directors of public companies. Consequently, the Board voted to decrease the size of the Board from nine to eight directors, effective May 12, 2017. Additionally, Diane Morefield will not be standing for re-election at the Annual Meeting due to time constraints related to her current employment as Executive Vice President and Chief Financial Officer of CyrusOne, Inc.
*The Operating Committee was created in 2017 to allow certain Board members to have increased insight and contribution in the day-to-day operations of the Company.

2017 Non-Employee Director Compensation Table: The following table sets forth the compensation awarded or paid to our non-employee directors during 2017. This table excludes Mr. Jackson Hsieh, our President and Chief Executive Officer, and Mr. Thomas H. Nolan, Jr., our former Chief Executive Officer and Chairman of the Board in 2017, both of whom did not receive compensation for their services as a director. All compensation paid to Mr. Hsieh and Mr. Nolan in 2017 is provided in the Summary Compensation Table.

Name	Fees Earned in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Kevin M. Charlton(5)	117,750	115,011	232,761
Todd A. Dunn	118,500	85,006	203,506
David J. Gilbert(3)	40,326	85,006	125,332
Richard I. Gilchrist(4)	132,250	160,010	292,260
Diane M. Morefield(6)	117,750	85,006	202,756
Sheli Z. Rosenberg	110,750	85,006	195,756
Thomas D. Senkbeil	107,750	85,006	192,756
Nicholas P. Shepherd(5)	108,250	135,006	243,256

(1)	Amount reflects (a) annual retainers and, if applicable, committee and committee chair retainers earned in 2017 and (b) Board and committee meeting fees.

(2)
Amounts reflect the grant date fair value of restricted stock awards granted in 2017 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2017.

(3)	David J. Gilbert resigned from the Board on May 12, 2017 due to restrictions in his current employment regarding service on the board of directors of public companies.

(4)	Mr. Gilchrist received a one-time restricted stock award of $75,000 in connection with his appointment to Chairman of the Board.

(5)	Messrs. Shepherd and Charlton received one-time restricted stock awards of $50,000 and $30,000, respectively, in connection with their appointment as members to the Operating Committee.

(6)	Ms. Morefield will not stand for re-election at the Annual Meeting due to time constraints related to her current employment as Executive Vice President and Chief Financial Officer of CyrusOne, Inc.
As of December 31, 2017, each non-employee director held 11,185 shares of (unvested) restricted shares of our common stock, except for Mr. Charlton who held 15,133, Mr. Gilchrist who held 21,054, and Mr. Shepherd who held 17,764.
STOCK OWNERSHIP GUIDELINES
In connection with the amendment to the Director Compensation Program effective May 28, 2015, the Board adopted stock ownership guidelines for our non-employee directors. The purpose of the stock ownership guidelines is to align the interests of non-employee directors with the long-term interests of stockholders, and further promote our commitment to sound corporate governance. The guidelines require each non-employee director to hold an investment position in our common stock equal in value to four times the annual retainer paid to such non-employee director. Each non-employee director is expected to satisfy the applicable ownership requirement within five years after first becoming subject to the guidelines, which is January 1, 2020.
The types of ownership arrangements counted towards the guidelines are: common stock, whether held individually, jointly with a spouse, or shares owned separately by a spouse and/or children that share the same household, and unvested restricted stock awards.

PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our CEO to the annual total compensation of our median compensated employee. During 2017, Mr. Nolan served as our CEO until May 8, 2017, at which time Mr. Hsieh assumed the role of CEO. As permitted by SEC rules, we chose to use the annual total compensation of Mr. Hsieh, who was serving as our CEO on December 31, 2017, to calculate our pay ratio. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.
For 2017, our last completed fiscal year:

•	the annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $94,760; and

•
the annual total compensation of our CEO was $10,783,397. This amount includes his annualized salary at the rate in effect following his promotion to CEO as well as one-time payments in connection with Mr. Hsieh's promotion to CEO, including (i) $3,965,000 of restricted stock based on market close on the grant date, (ii) $2,357,066 of performance shares based on market close on the grant date, and (iii) $90,000 to account for the dividends that would have been granted on the date of Mr. Hsieh's promotion but were delayed due to time lapsed between promotion date and grant date.

Based on this information, for 2017, our CEO’s annual total compensation was 113.79 times that of the median compensated employee (other than the CEO).
Determining the Median Employee:
Employee Population
We used our employee population data as of December 31, 2017, as the reference date for identifying our median employee. As of such date, our employee population consisted of approximately 87 individuals, all of which were full-time employees.
Methodology for Determining Our Median Employee
To identify the median employee from our employee population, we selected compensation as reported to the IRS on Form W-2 as the most appropriate measure of compensation. In identifying the median employee, we annualized the compensation of all permanent employees who were new-hires in 2017 and on leave of absence in 2017.
Annual Total Compensation of Median Compensated Employee
With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $94,760.
Annual Total Compensation of CEO
For purposes of determining our pay ratio, we determined Mr. Hsieh’s annual total compensation for 2017 was $10,693,397, which, as required by SEC rules, includes his annualized base salary for 2017 at the rate in effect following his promotion to CEO as well as the other compensation granted to and earned by him during 2017 for his services and reflected in the Summary Compensation Table above.
Supplemental Disclosure:
As stated above, Mr. Hsieh was appointed as CEO in May 2017 and in connection with his promotion was awarded one-time payments, including (i) $3,965,000 of restricted stock based on market close on the grant date, (ii) $2,357,066 of performance shares based on market close on the grant date, and (iii) $90,000 to account for the dividends that would have been granted on the date of Mr. Hsieh's promotion but were delayed due to time lapsed between promotion date and grant date. Due to the nature of these payments being one-time payments made to induce Mr. Hsieh to accept his promotion to CEO, we believe they are not indicative of our CEO's normal annual compensation. Therefore, we are providing the following supplemental disclosure excluding such one-time payments.

For 2017, our last completed fiscal year:

•	the annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $94,760; and

•
the annual total compensation of our CEO, excluding the one-time payments made in connection with his promotion to CEO, was $6,983,830. This amount includes his annualized salary at the rate in effect following his promotion to CEO, his target long-term incentive amount equal to 550% of his annual base salary, his actual bonus received under the 2017 Bonus Program and "All Other Compensation" as reported in the Summary Compensation Table.

Based on this information, for 2017, our CEO’s annual total compensation, excluding the one-time payments made in connection with his promotion to CEO, was 73.7 times that of the median compensated employee (other than the CEO).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s Named Executive Officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such reports received by us, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2017, the Reporting Persons met all applicable Section 16(a) filing requirements, with the exception of the following: one late Form 4 filing for each Mr. Joseph, Mr. Nolan and Ms. Greenstreet, each of which covered one transaction.

RELATED PARTY TRANSACTIONS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
We have entered into indemnification agreements with each of our directors and Named Executive Officers.
Director Independence: A majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE.
The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between the Company, including its subsidiaries or affiliates, and each member of the Board (and each director’s immediate family members).
Based on its review, the Board determined Messrs. Charlton, Dunn, Gilchrist, Senkbeil, Shepherd and Mmes. Morefield and Rosenberg do not currently have any material relationship with Spirit other than as a director and each is “independent” within the foregoing independence standards.
The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of the Company or any of the Company’s subsidiaries.
Transactions with The Irvine Company: From time to time during 2017, the Company has conducted meetings and Company-sponsored social gatherings at properties owned by The Irvine Company, and employees and directors of the Company have stayed at such properties for business and personal travel. Mr. Gilchrist served as Senior Advisor to The Irvine Company. The aggregate value of these transactions did not exceed 2% of the gross revenues of either company, and the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined Mr. Gilchrist to be independent after considering these transactions.
Transactions with the National Association of Real Estate Investment Trusts (NAREIT): Jackson Hsieh serves on NAREIT’s Advisory Board of Governors and Diane Morefield serves as NAREIT’s Dividends Through Diversity Initiative Chair. The Company utilized the services of NAREIT during 2017 and paid NAREIT a total of $107,183 from January 1, 2017 through December 31, 2017. The Board determined Ms. Morefield to be independent after considering these transactions.
Transactions with Sidley Austin LLP: Our former Chief Executive Officer, Mr. Nolan, is married to a partner in the law firm of Sidley Austin LLP, which served as outside legal counsel to the Company on certain matters during 2017. We paid Sidley Austin LLP legal fees of $23,275.36 during the year ended December 31, 2017 for legal services rendered to us. Sidley Austin LLP was retained by our General Counsel in accordance with the procedures set forth in our written related-party transaction policy.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information regarding the beneficial ownership of shares of our common stock for (1) each person who is a beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors, director nominees and executive officers, and (3) all of our directors, director nominees and executive officers as a group, each as of April 18, 2018, unless otherwise indicated in the table below.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of April 18, 2018 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares (1)
Greater than 5% Stockholders
The Vanguard Group, Inc. and affiliates (2)	72,061,581	16.65%
FMR LLC(3)	42,651,039	9.86%
BlackRock Fund Advisors (4)	34,640,793	8.00%
Scopia Capital Management, L.P. (5)	27,646,645	6.39%
Director, Director Nominees and Executive Officers (6)
Jackson Hsieh	1,348,128	*
Jay Young	102,384	*
Phillip D. Joseph, Jr.	129,483	*
Boyd Messmann	74,886	*

Kevin M. Charlton	59,008	*
Sheli Z. Rosenberg	54,280	*
Nicholas P. Shepherd	57,139	*
Richard I. Gilchrist	67,929	*
Diane M. Morefield	50,560	*
Todd A. Dunn	64,560	*
Thomas D. Senkbeil	67,052	*
All Directors, Director Nominees and Executive Officers as a Group (11 persons)	2,075,409	0.48%
* Represents less than 1.0%.

(1)	Assumes 432,641,824 shares of our common stock are outstanding as of April 18, 2018.

(2)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 2, 2018, The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 776,620 and 71,207,098 shares of our common stock, respectively; and has shared power to vote or direct the vote, and shared power to dispose or direct the disposition of 649,917 and 854,483 shares of our common stock, respectively. As of December 31, 2017, Vanguard was the beneficial owner of 72,061,581 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective accounts. The number of shares reported as beneficially owned by Vanguard in the Schedule 13G/A includes 30,863,923 shares, representing 6.76% of our outstanding common stock that Vanguard Specialized Funds - Vanguard REIT Index Fund separately reported as beneficially owned in a Schedule 13G/A filed on February 2, 2018 with the SEC. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(3)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 13, 2018, FMR LLC has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 18,184,684 and 42,651,039 shares of our common stock, respectively. As of December 31, 2017, FMR LLC, was the beneficial owner of 42,651,039 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective trust accounts. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 8, 2018 BlackRock, Inc. (“BlackRock”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 31,905,850 and 34,623,209 shares of our common stock, respectively. As of December 31, 2017, BlackRock was the beneficial owner of 34,640,793 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective trust accounts. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 14, 2018, Scopia Capital Management LP (“Scopia”) does not have any sole power to vote or direct the vote, nor does it have sole power to dispose or direct the disposition of shares of our common stock, respectively; and has shared power to vote or direct the vote, and shared power to dispose or direct the disposition of 27,646,645 and 27,646,645 shares of our common stock, respectively. As of December 31, 2017, Scopia was the beneficial owner of 27,646,645 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective accounts, representing 6.00% of our outstanding common stock. The address for Scopia is 152 West 57th Street, New York, NY 10019.

(6)
Number includes shares of restricted stock over which grantees generally have all rights other than transferability and which remain subject to forfeiture under the award agreements pursuant to which they were made. As of December 31, 2017 Messrs. Hsieh, Joseph, Messmann, and Young had unvested restricted shares of 996,436, 91,067, 53,958, and 34,758, respectively, excluding shares potentially awardable under performance share awards made to Messrs. Hsieh, Joseph, Messmann, and Young.

EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Table: The following table provides information with respect to shares of our common stock that may be issued under our existing equity compensation plan. The following table provides information as of December 31, 2017 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	853,846	$9.10	4,159,568
Equity compensation plans not approved by stockholders	—	—	—
Total	853,846	$9.10	4,159,568

(1)
Consists of (a) shares of common stock reserved for future issuance pursuant to our 2012 Incentive Award Plan, which was initially adopted by our Board in connection with the closing of our IPO in 2012, and (b) 10,000 shares of common stock issuable upon the exercise of outstanding options issued pursuant to the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan.

(2)
Includes (a) 843,846 target performance shares that have been granted, but not yet issued as of December 31, 2017, and (b) 10,000 shares issuable upon the exercise of outstanding options. Grantees of performance shares are eligible to vest in up to 250% of the target number of performance shares.

(3)	Represents the weighted average exercise price of outstanding options. The performance shares do not have an exercise or strike price.

ANNUAL REPORT ON FORM 10-K
Our 2017 Annual Report on Form 10-K accompanies this Proxy Statement. Stockholders may obtain a copy of the 2017 Annual Report on Form 10-K, excluding exhibits, without charge upon request to our Investor Relations Department, Attention: Investor Relations, 2727 North Harwood Street, Suite 300, Dallas, TX 75201. Electronic copies of these documents are also available for downloading on the Investor Relations page of the Company's website at www.spiritrealty.com. Copies of the exhibits to our Annual Report on Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

INCORPORATION BY REFERENCE
The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
Under SEC rules, any stockholder proposal intended to be presented at the 2019 Annual Meeting of Stockholders must be received by us at our principal executive offices at 2727 North Harwood Street, Suite 300, Dallas, TX 75201 not later than December 26, 2018, and meet the requirements of our Bylaws and Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Investor Relations Department.
Under our Bylaws, stockholders must follow certain procedures to introduce an item for business or to nominate a person for election as a director at an annual meeting. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to our Investor Relations Department at our principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at our 2019 Annual Meeting not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date the proxy statement for the 2018 Annual Meeting was released to stockholders; however, if we hold our 2019 Annual Meeting more than 30 days before or after the one-year anniversary date of this year's Annual Meeting, we must receive the notice not earlier than the 150th day and not later than the 120th day prior to the 2019 Annual Meeting date or the tenth day following the date on which we first publicly announce the date of the 2019 Annual Meeting, whichever occurs later. For any other meeting, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business not earlier than the 120th day and not later than the 90th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.
Stockholders may obtain a copy of our Bylaws upon request and without charge from the Investor Relations Department, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

OTHER MATTERS
As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

ANNEX A: NON-GAAP FINANCIAL MEASURES RECONCILIATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Funds from Operations and Adjusted Funds from Operations

Year Ended December 31, 2017
Net income attributable to common stockholders	$74,618
Add/(less):
Portfolio depreciation and amortization	255,454
Portfolio impairment	102,330
Realized (gain) on sales of real estate (1)	(65,106)
Funds from operations (FFO) attributable to common stockholders	$367,296
Add/(less):
Loss on debt extinguishment	1,645
Transaction costs	6,361
Real estate acquisition costs	1,356
Non-cash interest expense	23,469
Straight-line rent, net of related bad debt expense	(19,474)
Other amortization and non-cash charges	(3,266)
Accrued interest and fees on defaulted loans	4,201
Non-cash compensation expense	16,560
Adjusted funds from operations (AFFO) attributable to common stockholders	$398,148
AFFO per share of common stock (diluted) (2) (3)	$0.85
Weighted average shares of common stock outstanding (diluted)	467,942,788

(1)	Includes amounts related to discontinued operations.

(2)	Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.

(3)	AFFO per share for the year ended December 31, 2017 deducts dividends paid to participating stockholders of $0.9 million in its computation.

Adjusted Debt, Adjusted EBITDA and Annualized Adjusted EBITDA

December 31, 2017
Revolving credit facilities	$112,000
Term Loan, net	—
Senior Unsecured Notes	295,321
Mortgages and Notes Payable, net	2,516,478
Convertible Notes, net	715,881
3,639,680
Add/(less):
Unamortized debt discount, net	61,399
Unamortized deferred financing costs	39,572
Cash and cash equivalents	(8,798)
Restricted cash balances held for the benefit of lenders	(105,909)
Total adjustments	(13,736)
Adjusted Debt (1)	$3,625,944
Preferred Stock at liquidation value	$172,500
Adjusted Debt \+ Preferred Stock	$3,798,444

	Three Months Ended December 31, 2017
Net income attributable to common stockholders	$35,791
Add/(less): (2)
Interest	47,998
Depreciation and amortization	63,132
Income tax benefit	(25)
Total adjustments	111,105
EBITDA	$146,896
Add/(less): (2)
Restructuring charges	3,216
Real estate acquisition costs	583
Impairment on real estate assets	14,221
Realized gains on sales of real estate assets	(24,909)
Loss on debt extinguishment	3,415
Total adjustments to EBITDA	(3,474)
Adjusted EBITDA (3)	$143,422
Annualized Adjusted EBITDA (4)	$573,688
Adjusted Debt / Annualized Adjusted EBITDA (5)	6.3	x
Adjusted Debt + Preferred / Annualized Adjusted EBITDA	6.6	x

(1)
Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to exclude unamortized debt discount/premium and deferred financing costs, as further reduced by cash and cash equivalents and cash reserves on deposit with lenders as additional security. By excluding unamortized debt discount/premium and deferred financing costs, cash and cash equivalents, and cash reserves on deposit with lenders as additional security, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. We believe this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition.

(2)	Adjustments include all amounts charged to continuing and discontinued operations.

(3)
Adjusted EBITDA represents EBITDA modified to include other adjustments to GAAP net income (loss) attributable to common stockholders for restructuring charges, real estate acquisition costs, impairment losses, gains/losses from the sale of real estate and debt transactions and other items that we do not consider to be indicative of our on-going operating performance. We focus our business plans to enable us to sustain increasing shareholder value. Accordingly, we believe that excluding these items, which are not key drivers of our investment decisions and may cause short-term fluctuations in net income, provides a useful supplemental measure to investors and analysts in assessing the net earnings contribution of our real estate portfolio. Because these measures do not represent net income (loss) that is computed in accordance with GAAP, they should not be considered alternatives to net income (loss) or as an indicator of financial performance. A reconciliation of net income (loss) attributable to common stockholders (computed in accordance with GAAP) to EBITDA and Adjusted EBITDA is included in the financial information in the above table.

(4)	Adjusted EBITDA for the quarter multiplied by 4.

(5)
Adjusted Debt to Annualized Adjusted EBITDA is a supplemental non-GAAP financial measure we use to evaluate the level of borrowed capital being used to increase the potential return of our real estate investments, and a proxy for a measure we believe is used by many lenders and ratings agencies to evaluate our ability to repay and service our debt obligations over time. We believe the ratio is a beneficial disclosure to investors as a supplemental means of evaluating our ability to meet obligations senior to those of our equity holders. Our computation of this ratio may differ from the methodology used by other equity REITs, and therefore, may not be comparable to such other REITs

SPIRIT REALTY

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 27, 2018, for Spirit Realty Capital, Inc.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. To view the proxy statement and annual report, go to www.proxydocs.com/SRC. To submit your proxy while visiting this site, you will need the 12 digit control number in the box below.

Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the Internet. We have chosen to use these procedures for our 2018 Annual Meeting and need YOUR participation.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year's annual meeting, please make this request on or before June 17, 2018.

For a Convenient Way to VIEW Proxy Materials – and – VOTE Online go to: www.proxydocs.com/SRC

Proxy Materials Available to View or Receive:

1. Proxy Statement 2. Annual Report

Printed materials may be requested by one of the following methods:

INTERNET	TELEPHONE	*E-MAIL
www.investorelections.com/SRC	(866) 648-8133	paper@investorelections.com

You must use the 12 digit control number located in the shaded gray box below.

* If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

ACCOUNT NO. SHARES

Company Notice of Annual Meeting

SPIRIT REALTY

Date: Wednesday, June 27, 2018
Time: 10:00 A.M. (Central Daylight Time)
Place: Spirit Realty Capital, Inc.
2727 N. Harwood Street, Suite 300, Dallas, TX 75201

The purpose of the Annual Meeting is to take action on the following proposals:

The Board of Directors recommends that you vote "FOR" each of the nominees listed below.

1. Election of Directors

   01 Jackson Hsieh
   02 Kevin M. Charlton
   03 Todd A. Dunn
   04 Richard I. Gilchrist
   05 Sheli Z. Rosenberg
   06 Thomas D. Senkbeil
   07 Nicholas P. Shepherd

The Board of Directors recommends that you vote "FOR" the following.

SPIRIT REALTY

ANNUAL MEETING OF SPIRIT REALTY CAPITAL, INC.

Date: Wednesday, June 27, 2018
Time: 10:00 A.M. (Central Daylight Time)
Place: Spirit Realty Capital, Inc.
2727 N. Harwood Street, Suite 300, Dallas, TX 75201
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote **FOR** proposals 1, 2 and 3.

1: Election of Directors

	For	Withhold	Directors Recommend
01 Jackson Hsieh	☐	☐	For
02 Kevin M. Charlton	☐	☐	For
03 Todd A. Dunn	☐	☐	For
04 Richard I. Gilchrist	☐	☐	For
05 Sheli Z. Rosenberg	☐	☐	For
06 Thomas D. Senkbeil	☐	☐	For
07 Nicholas P. Shepherd	☐	☐	For

4: Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

To attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above
Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

SPIRIT REALTY

Annual Meeting of Spirit Realty Capital, Inc. to be held on Wednesday, June 27, 2018 for Holders as of April 20, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/SRC
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
866-256-1217
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Jay Young and Rochelle Thomas, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Spirit Realty Capital, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NOMINEES IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

All votes must be received by 5:00 P.M., Eastern Time, June 26, 2018.

PROXY TABULATOR FOR

SPIRIT REALTY CAPITAL, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Revocable Proxy — Spirit Realty Capital, Inc.

Annual Meeting of Stockholders
June 27, 2018 10:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Jay Young and Rochelle Thomas, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Spirit Realty Capital, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Wednesday, June 27, 2018 at 10:00 a.m. at Spirit Realty Capital, Inc., 2727 N. Harwood Street, Suite 300, Dallas, TX 75201, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Item 1 and FOR Proposals in Items 2 and 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)